UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 19, 2017

The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 19, 2017 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 11 and to elect the 11 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, the compensation of the named executives;

3.	To approve, on an advisory basis, the frequency of the advisory vote on the compensation of the named executives;

4.	To approve The Sherwin-Williams Company 2007 Executive Annual Performance Bonus Plan (Amended and Restated as of April 19, 2017);

5.	To approve The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017);

6.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

7.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 21, 2017, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

CATHERINE M. KILBANE

Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

March 6, 2017

ADMISSION TO THE 2017 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 21, 2017. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 19, 2017.

Sherwin-Williams’ Proxy Statement and 2016 Annual Report to Shareholders are available free of charge at http://proxymaterials.sherwin.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please carefully read the entire Proxy Statement and our 2016 Annual Report to Shareholders before voting.

2017 Annual Meeting of Shareholders

Date and Time	Place	Record Date
Wednesday, April 19, 2017 9:00 a.m., EDT	Landmark Conference Center 927 Midland Building 101 West Prospect Avenue Cleveland, Ohio 44115	February 21, 2017

Proposals and Board Recommendations

Proposal	Board Recommendation
1. Election of directors	FOR each nominee
2. Advisory approval of the compensation of the named executives	FOR
3. Advisory approval of the frequency of the advisory vote on the compensation of the named executives	EVERY YEAR
4. Approval of the 2007 Executive Annual Performance Bonus Plan (Amended and Restated as of April 19, 2017)	FOR
5. Approval of the 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017)	FOR
6. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

2016 Financial and Operating Highlights

We delivered record results in 2016. We finished the year with record net sales of $11.86 billion. Net income increased 7.5% to $1.13 billion, as we surpassed $1 billion for the second consecutive year. Diluted net income per share increased 7.5% to $11.99 — also a record high. We generated net operating cash of $1.31 billion.

[1]	Includes costs of $81.5 million after tax, or $0.86 per share, related to the acquisition of The Valspar Corporation (“Valspar”), partially offset by a reduction of income tax provision of $44.2 million, or $0.40 per share, resulting from the adoption of a new accounting standard (ASU No. 2016-09).
[2]	Presented under the treasury stock method.

During 2016, we increased our annual dividend 25% to $3.36 per share, extending our string of dividend increases to 38 consecutive years. We also continued our history of returning significant value to our shareholders, returning $312.1 million through dividends.

On March 20, 2016, Sherwin-Williams and Valspar announced a definitive agreement under which Sherwin-Williams will acquire Valspar, a deal that will transform Sherwin-Williams into a faster growing, more profitable and more diversified global paint and coatings company.

Director Nominees

The following table provides summary information about each of our director nominees. This year’s nominees include one new nominee—Michael H. Thaman, Chairman, President and Chief Executive Officer of Owens Corning.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Inde- pendent	AC	CMDC	NCGC	Other Public Company Boards
A. F. Anton	59	2006	President & CEO, Swagelok Company	✓	C, F			2
D. F. Hodnik	69	2005	Retired, Former President & CEO, Ace Hardware Corporation	✓		✓		0
T. G. Kadien	60	2009	Senior VP, HR, Communications & Government Relations, International Paper Company	✓		C		1
R. J. Kramer	53	2012	Chairman, CEO & President, The Goodyear Tire & Rubber Company	✓	F		✓	1
S. J. Kropf	68	2003	Retired, Former President & COO, Avon Products, Inc.	✓		✓	✓	3
J. G. Morikis	53	2015	Chairman, President & CEO, Sherwin-Williams					1
C. A. Poon	64	2014	Executive in Residence, The Ohio State University	✓	F		C	3
J. M. Stropki	66	2009	Retired, Former Chairman, President & CEO, Lincoln Electric Holdings, Inc.	✓ L		✓	✓	2
M. H. Thaman	53	N/A	Chairman, President & CEO, Owens Corning	✓				1
M. Thornton III	58	2014	Senior VP, US Operations, FedEx Express, FedEx Corporation	✓	✓		✓	0
S. H. Wunning	65	2015	Retired, Former Group President, Caterpillar Inc.	✓		✓		2
AC = Audit Committee						C = Committee Chair
CMDC = Compensation and Management Development Committee						F = Financial Expert
NCGC = Nominating and Corporate Governance Committee						L = Lead Independent Director

Information about Our Board and Committees

	Number of Members	Independence	Number of Meetings During 2016
Board of Directors(1)	11	9 of 11	11
Audit Committee	4	100%	5
Compensation and Management Development Committee	5	100%	4
Nominating and Corporate Governance Committee	5	100%	2

[1]

Christopher M. Connor, who retired as our Executive Chairman on December 31, 2016, will retire as a director at the end of his current term at the Annual Meeting and is not seeking re-election. If our shareholders elect all of the director nominees at the Annual Meeting, the Board of Directors will be comprised of 11 directors, all of whom are independent other than our CEO.

Each of our incumbent directors attended at least 75% of the 2016 meetings of the Board of Directors and each committee on which he or she served.

Sound Corporate Governance Practices

✓	Annual election of all directors	✓	Annual board and committee self-assessment evaluations
✓	Majority voting standard and director resignation policy for directors in uncontested elections
		✓	Executive sessions of independent directors are held after each regular board meeting
✓	Independent lead director has significant governance responsibilities
		✓	Directors have complete access to management
✓	10 of 11 director nominees are independent	✓	Stringent restrictions on pledging and hedging of our stock
✓	Board committees are comprised entirely of independent directors
		✓	Significant director and executive stock ownership guidelines
✓	Average tenure of director nominees is 6 years
✓	Mandatory retirement age of 72 for directors	✓	Board oversight of risk management

Recent Leadership Changes

Following a thoughtful, multi-year succession planning process, our Board elected John G. Morikis as President and Chief Executive Officer effective January 1, 2016. Mr. Morikis succeeded Christopher M. Connor, who had served as our CEO since 1999. Mr. Connor remained employed as Executive Chairman until his retirement on December 31, 2016. In connection with Mr. Connor’s retirement, the Board elected Mr. Morikis to assume the additional role of Chairman effective January 1, 2017. Mr. Connor will retire from the Board at the end of his current term at this year’s Annual Meeting. In addition, our Board elected Allen J. Mistysyn to serve as Senior Vice President – Finance and Chief Financial Officer effective January 1, 2017. Mr. Mistysyn assumed the CFO duties previously held by Sean P. Hennessy, who remains with Sherwin-Williams as Senior Vice President – Corporate Planning, Development and Administration. More information is set forth under the headings “Recent Leadership Changes” and “Leadership Structure and Lead Director” in the Corporate Governance section.

Executive Compensation Program

Our Compensation Objectives.    We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results that drive long-term, superior shareholder returns. We believe it is important that our compensation programs:

•	Are competitive.

•	Maintain a performance and achievement-oriented culture.

•	Align the interests of our executives with those of our shareholders.

Recent Changes to Our RSU Program.    Beginning with our 2016 awards, we further strengthened our pay for performance alignment by increasing the percentage of executive compensation tied to objective performance metrics.

•	We eliminated annual awards of time-based RSUs and added a second performance-based RSU award utilizing RONAE as the performance metric.

•	Our 2016 performance-based RSU awards consisted of two separate grants of RSUs — one grant with EPS as the performance metric and one grant with RONAE as the performance metric.

•	60% of the target value of our 2016 long-term equity awards was allocated to performance-based RSUs and the remaining 40% was allocated to stock options.

•

We removed RONAE as a performance metric for 2016 in our annual executive cash incentive compensation program for our corporate officers. We retained RONAE for The Americas Group as a business unit performance metric for Mr. Davisson. Mr. Davisson is President of The Americas Group.

Our Compensation Mix.    A significant percentage of the compensation opportunity of our executives is variable, at risk and tied to company or business unit performance, including stock price appreciation. For 2016, 87% of the principal compensation components for our CEO and an average of 76% for our other named executives were tied to performance.

Responsible Executive Compensation Practices

✓	Annual advisory vote on executive compensation	✓	No unnecessary or excessive risk-taking in compensation policies and practices
✓	Independent Compensation Committee
✓	Independent compensation consultant	✓	No excessive perquisites
✓	Peer group benchmarking to median pay	✓	No payment of current dividends on unvested performance-based RSUs
✓	Emphasis on performance-based pay
✓	Responsibly administered incentive compensation programs	✓	Double-trigger vesting of long-term equity incentive awards upon change in control
✓	Balanced compensation structure	✓	No repricing or replacing of underwater stock options without shareholder approval
✓	Multiple performance metrics
✓ ✓	No employment agreements with executives Clawback policy	✓	No above-market earnings on deferred compensation

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 6, 2017

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 19, 2017. We began mailing these proxy materials to our shareholders on March 6, 2017. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2016 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal	Board Recommendation
1. Election of directors	FOR each nominee
2. Advisory approval of the compensation of the named executives	FOR
3. Advisory approval of the frequency of the advisory vote on the compensation of the named executives	EVERY YEAR
4. Approval of the 2007 Executive Annual Performance Bonus Plan (Amended and Restated as of April 19, 2017)	FOR
5. Approval of the 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017)	FOR
6. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

In addition, our management will report on Sherwin-Williams’ financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock at the close of business on February 21, 2017. At the close of business on the record date, 93,139,441 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting. We encourage you to vote by mail, on the Internet or by telephone prior to the Annual Meeting.

Voting by Mail.    If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1, “for” Proposals 2, 4, 5 and 6, and for a frequency of “every year” on Proposal 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.    If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. EDT on April 18, 2017; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.    All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange (NYSE), your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2, 3, 4 and 5 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2, 3, 4 and 5, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 6 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

Representatives of Wells Fargo Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 14, 2017 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    Proposal 1 to fix the number of directors at 11 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. As provided in our Amended Articles of Incorporation, to be elected as a director, a nominee must receive a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. We provide more information about majority voting for directors under the heading “Corporate Governance — Majority Voting for Directors.”

Advisory Approval of the Compensation of the Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of the named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Advisory Approval of the Frequency of the Advisory Vote on the Compensation of the Named Executives (Proposal 3).    The approval, on an advisory basis, of the frequency of holding the advisory vote on the compensation of the named executives requires a plurality of the votes cast. You may vote in favor of holding the advisory vote on the compensation of the named executives every year, every two years or every three years, or you may choose to abstain from voting. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Approval of The Sherwin-Williams Company 2007 Executive Annual Performance Bonus Plan (Amended and Restated as of April 19, 2017) (Proposal 4).    The approval of the 2007 Executive

Annual Performance Bonus Plan (Amended and Restated as of April 19, 2017) requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Approval of The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) (Proposal 5).    The approval of the 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) requires the affirmative vote of a majority of the votes cast. Pursuant to NYSE rules, abstentions with respect to this proposal will be counted as votes cast and will have the same effect of a vote “against” this proposal. Broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 6).    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote. Broker non-votes are not expected to exist with respect to this proposal.

Other Items.    All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or by telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on the record date, February 21, 2017. We may ask you to present evidence of share ownership as of the record date, such as an account statement indicating ownership on that date, and valid photo identification, such as a driver’s license or passport, to enter the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods outlined in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting. If you require directions to the Annual Meeting, please contact Investor Relations at (216) 566-2000.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of solicitation. We retained Georgeson LLC to aid in the solicitation of proxies for which it will receive a fee estimated at $15,500, plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2016 Annual Report to Shareholders available on the Internet?

Yes. This Proxy Statement and our 2016 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located in the “Access Proxy Materials Online” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

The Board and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Recent Leadership Changes.

CEO and Chairman Transition.    Following a thoughtful, multi-year succession planning process, we announced in October 2015 that our Board elected John G. Morikis as President and Chief Executive Officer effective January 1, 2016. Mr. Morikis is the ninth CEO in Sherwin-Williams’ 150-year history as we have continued our practice of developing and promoting our leaders within our ranks. Mr. Morikis succeeded Christopher M. Connor, who had served as our CEO since 1999. Mr. Connor remained employed as Executive Chairman. In November 2016, Mr. Connor notified us of his decision to retire from his position as Executive Chairman effective as of the close of business on December 31, 2016. In connection with Mr. Connor’s retirement, the Board elected Mr. Morikis to assume the additional role of Chairman effective January 1, 2017. Mr. Connor also notified us of his decision to not stand for re-election as a director and to retire from the Board at the end of his current term at this year’s Annual Meeting.

CFO Transition.    In addition, we announced in October 2016 that our Board elected Allen J. Mistysyn to serve as Senior Vice President – Finance and Chief Financial Officer effective January 1, 2017. Mr. Mistysyn had served as Sherwin-Williams’ Senior Vice President – Corporate Controller since October 2014 and assumed the CFO duties previously held by Sean P. Hennessy. Mr. Hennessy remains with Sherwin-Williams in the role of Senior Vice President – Corporate Planning, Development and Administration.

Leadership Structure and Lead Director.

Combined Chairman and Chief Executive Officer Roles.    Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and Chief Executive Officer, except in unusual circumstances such as during a period of transition in the office of the chief executive officer. The Board believes this structure provides the optimal leadership model. A combined Chairman and Chief Executive Officer provides clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board also believes we can most effectively execute our business strategies and plans if our Chairman is also a member of our management team. A single person acting in the capacities of Chairman and Chief Executive Officer provides unified leadership and focus.

The Board reviewed our leadership structure in connection with the election of Mr. Morikis as President and Chief Executive Officer and Mr. Connor as Executive Chairman effective January 1, 2016. Consistent with our Corporate Governance Guidelines, the Board believed it was in the best interests of Sherwin-Williams and our shareholders to split the roles of Chairman and Chief Executive Officer during the transition period to provide for an orderly succession in our leadership. As Executive Chairman, Mr. Connor coordinated organizational oversight, business strategy and governance of Sherwin-Williams. He also supported Mr. Morikis in assuming the day-to-day management of our company.

In connection with Mr. Connor’s retirement as Executive Chairman on December 31, 2016, the Board again reviewed our leadership structure and elected Mr. Morikis to the additional role of Chairman. Consistent with our Corporate Governance Guidelines, the Board concluded that it is in the best interests of Sherwin-Williams and our shareholders to recombine the roles of Chairman and Chief Executive Officer. The Board believes that a combined Chairman and Chief Executive Officer has served Sherwin-Williams well over a great many years and is the most efficient and effective leadership model for Sherwin-Williams. Mr. Morikis’ long and successful career with Sherwin-Williams makes him well suited for this role.

Lead Director.    Under our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors of the Board annually will elect an independent director to serve as Lead Director. John M. Stropki is currently the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors.

The Lead Director has a significant role, with comprehensive governance responsibilities that are clearly set forth in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on board related issues between the Chairman and the non-management directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest agenda items to the Chairman for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on board related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components.    Another key component of our leadership structure is our strong governance practices to ensure the Board effectively carries out its responsibility for the oversight of management. All Board committees are entirely made up of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions as appropriate. The Board has full access to our management team at all times. In addition, the Board or any committee may retain independent legal, financial, compensation or other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Code of Conduct.

Our Code of Conduct applies to all directors, officers and employees of Sherwin-Williams and our subsidiaries, wherever located. Our Code contains the general guidelines and principles for conducting Sherwin-Williams’ business consistent with the highest standards of business ethics. Our Code embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation and Growth. We encourage our employees to report all violations of company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Under our Code of Ethics for Senior Financial Management, our Chief Executive Officer, Chief Financial Officer and senior financial management are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes the controller, the treasurer, the principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Risk Management.

Management is responsible for assessing and managing our exposure to various risks while the Board has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe our current leadership structure, with Mr. Morikis serving as Chairman, President and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to his extensive knowledge of our operations and the paint and coatings industry.

How You May Communicate with Directors.

The Board has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors, the Lead Director or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or non-management directors as a group to the Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “How You May Communicate with Directors.” Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A), 9 of our 11 directors and 10 of our 11 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting for Directors.

As provided in our Amended Articles of Incorporation, for an individual to be elected to the Board of Directors in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the majority against vote.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Executive Sessions of Non-Management Directors.

The non-management members of the Board meet in executive session following regularly scheduled Board meetings. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director will chair these sessions.

Annual Board Self-Assessments.

The Board has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board and its committees are functioning effectively. In early 2017, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this process.

Board Committee Charters.

The Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines.

The Board believes that its directors and executives should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Clawback and Recapture Policy.

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•

the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•	the Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

The Dodd-Frank Act requires the SEC to adopt rules that would require companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data; however, the SEC has not yet finalized these rules. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Code of Conduct and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 11, and 11 directors are to be elected to hold office until the next Annual Meeting and until their successors are elected. Each nominee was elected by our shareholders at the 2016 Annual Meeting, except for Mr. Thaman, who was nominated to be elected a director by unanimous action of the Board on February 15, 2017.

Our Board currently has 11 members. All are standing for re-election as nominees, except for Mr. Connor, who is retiring as a director at the Annual Meeting. All of the nominees are independent, except for Mr. Morikis. Mr. Morikis is not considered to be independent because of his position as our Chairman, President and Chief Executive Officer. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board unless you indicate otherwise.

We have presented biographical information regarding each nominee below. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.”

ARTHUR F. ANTON

President and Chief Executive Officer,

Swagelok Company

Director of Sherwin-Williams since 2006

Age: 59

Business Experience.    Arthur F. Anton has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of Forest City Realty Trust, Inc., Olympic Steel, Inc. and University Hospitals Health System.

Key Qualifications, Attributes and Skills.    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton also has financial expertise and extensive financial experience in a manufacturing setting that provide him with a unique perspective on Sherwin-Williams’ business and operations.

DAVID F. HODNIK

Retired, Former President and

Chief Executive Officer,

Ace Hardware Corporation

Director of Sherwin-Williams since 2005

Age: 69

Business Experience.    David F. Hodnik, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.    Mr. Hodnik has valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

THOMAS G. KADIEN

Senior Vice President,

Human Resources, Communications & Government Relations,

International Paper Company

Director of Sherwin-Williams since 2009

Age: 60

Business Experience.    Thomas G. Kadien has served as Senior Vice President, Human Resources, Communications & Government Relations of International Paper Company (global paper and packaging company) since November 2014 and has served as Senior Vice President of International Paper since May 2004. Mr. Kadien joined International Paper in 1978 and has held various sales, marketing and management positions with International Paper, including Senior Vice President, Consumer Packaging and IP Asia from January 2010 to November 2014, President of xpedx from October 2005 to January 2010, President – IP Europe from April 2003 to October 2005, and Vice President – Commercial Printing and Imaging Papers from August 2000 to April 2003. Mr. Kadien is also a Director of International Paper APPM Limited and Chairman of the Board of Visitors of the University of Memphis.

Key Qualifications, Attributes and Skills.     Mr. Kadien brings substantial sales, marketing, management and international operations experience from a large multinational company to the Board. His broad range of positions at International Paper during a career exceeding 35 years has allowed him to gain significant and diverse operating experiences in domestic and international markets, which provides the Board with a meaningful global business perspective.

RICHARD J. KRAMER

Chairman of the Board, Chief Executive

Officer and President,

The Goodyear Tire & Rubber Company

Director of Sherwin-Williams since 2012

Age: 53

Business Experience.    Richard J. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is also a Director of Goodyear and John Carroll University and serves on the Executive Committee of the National Association of Manufacturers.

Key Qualifications, Attributes and Skills.    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over 17 years provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which enables him to advise our Board on a variety of strategic and business matters.

SUSAN J. KROPF

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director of Sherwin-Williams since 2003

Age: 68

Business Experience.    Susan J. Kropf, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations of Avon from December 1999 to January 2001 and Executive Vice President and President, North America of Avon from March 1997 to December 1999. Mrs. Kropf is also a Director of Avon Products, Inc., Coach, Inc. and The Kroger Co. and serves on the Board of Managers of New Avon LLC. Mrs. Kropf is a former director of MeadWestvaco Corporation.

Key Qualifications, Attributes and Skills.    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Mrs. Kropf also has a strong understanding of executive compensation and related areas.

JOHN G. MORIKIS

Chairman, President and Chief Executive Officer,

Sherwin-Williams

Director of Sherwin-Williams since 2015

Age: 53

Business Experience.    John G. Morikis has served as President and Chief Executive Officer of Sherwin-Williams since January 2016 and Chairman of Sherwin-Williams since January 2017. Mr. Morikis served as President and Chief Operating Officer of Sherwin-Williams from October 2006 to January 2016 and President, Paint Stores Group of Sherwin-Williams from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group and has held roles of increasing responsibility throughout his career. Mr. Morikis is also a Director of Fortune Brands Home & Security, Inc. Mr. Morikis serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University and on the Board of Directors of the University Hospitals Ahuja Medical Center.

Key Qualifications, Attributes and Skills.    Mr. Morikis has been with Sherwin-Williams for over 32 years, including nine years as President and Chief Operating Officer. He currently serves as Sherwin-Williams’ Chairman, President and Chief Executive Officer. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as a unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning and international experience.

CHRISTINE A. POON

Executive in Residence,

The Max M. Fisher College of Business

The Ohio State University

Director of Sherwin-Williams since 2014

Age: 64

Business Experience.    Christine A. Poon has served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University since September 2015. Ms. Poon served as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015 and Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business from April 2009 to October 2014. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman of the Board of Directors beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is also a Director of Prudential Financial, Inc. and Regeneron Pharmaceuticals, Inc. Ms. Poon serves on the Supervisory Board of Koninklijke Philips N.V.

Key Qualifications, Attributes and Skills.    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

JOHN M. STROPKI

Retired, Former Chairman,

President and Chief Executive Officer,

Lincoln Electric Holdings, Inc.

Director of Sherwin-Williams since 2009

Lead Director since 2015

Age: 66

Business Experience.    John M. Stropki, prior to his retirement in December 2013, served as Executive Chairman of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) since December 2012. Mr. Stropki served as President and Chief Executive Officer of Lincoln Electric Holdings from June 2004 to December 2012 and Chairman of Lincoln Electric Holdings from October 2004 to December 2012. Mr. Stropki also served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a Director of Hyster-Yale Materials Handling, Inc. and Rexnord Corporation. Mr. Stropki is a former Director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.    Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 41 years of experience at Lincoln Electric Holdings provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

MICHAEL H. THAMAN

Chairman, President and Chief Executive Officer,

Owens Corning

Age: 53

Business Experience.    Michael H. Thaman has served as President and Chief Executive Officer of Owens Corning (developer, manufacturer and marketer of insulation, roofing and fiberglass composites) since December 2007 and Chairman of Owens Corning since April 2002. Mr. Thaman joined Owens Corning in 1992, and before assuming his current role, held a variety of senior leadership positions, including Chief Financial Officer from April 2000 to September 2007, President of Exterior Systems from January 1999 to April 2000 and President of Engineered Pipe Solutions from January 1997 to December 1998. Mr. Thaman is a Director of Owens Corning and Kohler Company. Mr. Thaman is also a member of the Business Roundtable and serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University. Mr. Thaman is a former director of NextEra Energy, Inc.

Key Qualifications, Attributes and Skills.    Mr. Thaman will bring relevant operational experience leading and managing a global manufacturing company to the Board. The Board will benefit from Mr. Thaman’s deep and unique understanding of the residential, construction and industrial markets. Through serving in a variety of leadership roles at Owens Corning during a 25-year career, Mr. Thaman has gained significant knowledge of global markets, operations, finance and business strategy, which will enable him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

MATTHEW THORNTON III

Senior Vice President, US Operations,

FedEx Express

FedEx Corporation

Director of Sherwin-Williams since 2014

Age: 58

Business Experience.    Matthew Thornton III has served as Senior Vice President, US Operations of FedEx Express, a subsidiary of FedEx Corporation (global transportation, business services and logistics company), since September 2006. Mr. Thornton joined FedEx Corporation in November 1978 and has held various management positions of increasing responsibility with the company, including Senior Vice President – Air, Ground & Freight Services from July 2004 to September 2006 and Vice President – Regional Operations (Central Region) from April 1998 to July 2004. Mr. Thornton also serves on the Board of Directors of Safe Kids Worldwide and is a member of The Executive Leadership Council (ELC).

Key Qualifications, Attributes and Skills.    Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 38 years, Mr. Thornton has gained significant strategic operations expertise and logistics management experience that allows him to provide the Board with a meaningful perspective on Sherwin-Williams’ operations and business matters.

STEVEN H. WUNNING

Retired, Former Group President,

Caterpillar Inc.

Director of Sherwin-Williams since 2015

Age: 65

Business Experience.    Steven H. Wunning, prior to his retirement in February 2015, served as Group President and member of the Executive Office of Caterpillar Inc. (world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives) since January 2004. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions with increasing responsibility with Caterpillar, including Vice President, Logistics Division from January 2000 to January 2004 and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is also a Director of Kennametal Inc., Neovia Logistics Holdings Ltd., Summit Materials, Inc. and Black & Veatch Holding Company. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology.

Key Qualifications, Attributes and Skills.    Through his broad range of assignments and experience gained during 41 years of service at Caterpillar, Mr. Wunning developed an in-depth understanding of manufacturing, quality, product support and logistics at a leading global manufacturing company. Mr. Wunning’s extensive management experience provides the Board with a valuable, independent perspective on Sherwin-Williams’ global manufacturing and supply chain operations.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 1 to fix the number of directors at 11 and to elect each of the nominees listed.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Independence of Directors.

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and the Compensation and Management Development Committee. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2017. As a result of this review, the Board determined that 9 of our 11 directors and 10 of our 11 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board determined that Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker, Stropki, Thaman, Thornton and Wunning meet these standards and are independent and, in addition, satisfy the independence requirements of the NYSE. Messrs. Connor and Morikis are not considered to be independent because of their employment with Sherwin-Williams.

Experiences, Qualifications, Attributes and Skills of Director Nominees.

In considering each director nominee and the composition of the Board as a whole, the Nominating and Corporate Governance Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

	A. F. Anton	D. F. Hodnik	T. G. Kadien	R. J. Kramer	S. J. Kropf	J. G. Morikis	C. A. Poon	J. M. Stropki	M. H. Thaman	M. Thornton III	S. H. Wunning
Management Experience Experience as a CEO, COO, President or Senior VP of a company or a significant subsidiary, operating division or business unit.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Independence Satisfy the independence requirements of the NYSE.	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	✓	✓	✓	✓			✓	✓	✓		✓
Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	✓		✓	✓	✓	✓	✓	✓	✓		✓
International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Marketing; Sales Experience in, or experience in a senior management position responsible for, managing a marketing and/or sales function.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.		✓	✓	✓		✓
Minority; Diversity Add perspective through diversity in gender, ethnic background, race, etc.					✓		✓			✓

2016 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our non-management directors for 2016.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)

A. F. Anton	131,000	120,004	-0-	251,004
D. F. Hodnik	110,000	120,004	-0-	230,004
T. G. Kadien	124,654	120,004	4,500	249,158
R. J. Kramer	110,000	120,004	-0-	230,004
S. J. Kropf	116,346	120,004	-0-	236,350
C. A. Poon	125,000	120,004	-0-	245,004
R. K. Smucker(1)	36,566	120,004	-0-	156,570
J. M. Stropki	135,000	120,004	-0-	255,004
M. Thornton III	110,000	120,004	-0-	230,004
S. H. Wunning	110,000	120,004	-0-	230,004

[1]	Mr. Smucker retired as director on April 20, 2016.

[2]	These amounts reflect the annual retainer, the annual retainer for the Lead Director and the annual retainers for committee chairs.

[3]

Mrs. Kropf, Ms. Poon and Messrs. Kadien, Kramer and Wunning deferred payments of fees under our Director Deferred Fee Plan. Cash amounts deferred during 2016 were as follows: Mr. Kadien ($124,654), Mr. Kramer ($110,000), Mrs. Kropf ($116,346), Ms. Poon ($31,250) and Mr. Wunning ($110,000). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held under our Director Deferred Fee Plan at December 31, 2016 was as follows: Mr. Kadien (2,582), Mr. Kramer (1,902), Ms. Poon (321) and Mr. Wunning (635). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held under our Director Deferred Fee Plan at December 31, 2016 was as follows: Mr. Kadien (2,566) and Mrs. Kropf (16,438).

[4]

These values reflect 466 restricted stock units (RSUs) granted during 2016 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[5]

The number of shares of restricted stock held by each of our non-management directors at December 31, 2016 was as follows: 184 for Ms. Poon, 180 for Mr. Thornton and 201 for Mrs. Kropf and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker and Stropki. The number of RSUs held by each of our non-management directors at December 31, 2016 was as follows: 760 for Mr. Wunning and 799 for Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker, Stropki and Thornton. Dividends and dividend equivalents are paid on restricted stock and RSUs, respectively, at the same rate as are paid on our common stock.

None of our non-management directors held any stock options at December 31, 2016. Stock options are not a part of our director compensation program.

[6]

These amounts reflect charitable matching gifts under our matching gifts and grants for volunteers program. This program is available to all full-time employees and directors and is described on the next page.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.

During 2016, the cash and equity compensation program for our non-management directors consisted of the following:

•	an annual cash retainer of $110,000;

•

an additional annual cash retainer of $25,000 for the Lead Director, $21,000 for the chair of the Audit Committee, $21,000 for the chair of the Compensation and Management Development Committee, and $15,000 for the chair of the Nominating and Corporate Governance Committee;

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of RSUs of approximately $125,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting. RSUs vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, RSUs will continue to vest in accordance with the original three-year vesting schedule.

During 2016, the Committee engaged its independent compensation consultant, Compensation Advisory Partners LLC, to assess the competitiveness of the director compensation program relative to market practices, including the peer group Sherwin-Williams uses for compensation purposes. Based upon the recommendation of Compensation Advisory Partners, the Committee approved an increase in the annual cash retainer to $115,000 and in the value of the annual grant of RSUs to approximately $145,000 effective January 1, 2017.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

Director Stock Ownership Requirement.

The Board has established a minimum share ownership requirement to ensure that the interests of our directors are aligned with the interests of our shareholders. Each director who has served on the Board for at least five years is required to own shares of common stock equal in value to at least seven times the annual Board cash retainer.

Other Benefits.

We also provide liability insurance and business travel accident insurance for all directors, including $300,000 accidental death and dismemberment coverage and $300,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants for volunteers program on the same basis as employees.

Directors may defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock account, a shadow stock account or an interest bearing cash account.

Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board held eleven meetings during 2016. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors attended the 2016 Annual Meeting.

The Board has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. Each committee has adopted a written charter. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

Name	Audit	Compensation and Management Development	Nominating and Corporate Governance

A. F. Anton	Chair
D. F. Hodnik		✓
T. G. Kadien		Chair
R. J. Kramer	✓		✓
S. J. Kropf		✓	✓
C. A. Poon	✓		Chair
J. M. Stropki		✓	✓
M. Thornton III	✓		✓
S. H. Wunning		✓

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2016. Each member of the Audit Committee is independent under SEC rules, NYSE listing standards and our Director Independence Standards. The Board has determined that Ms. Poon and Messrs. Anton and Kramer are “audit committee financial experts” under SEC rules.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

As part of its charter, the Compensation Committee reviews and evaluates our programs, priorities and progress for recruiting, staffing, developing and retaining competent managers, including management succession planning for our CEO and other executives.

The Compensation Committee met four times during 2016. Each member of the Compensation Committee meets the independence requirements under SEC rules, NYSE listing standards and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged Compensation Advisory Partners LLC as its outside compensation consultant reporting directly to the Compensation Committee. The Compensation Committee has evaluated the independence of Compensation Advisory Partners taking into account all factors relevant to its independence from management under SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners is independent. In addition, the Compensation Committee conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists.

Role of the Compensation Consultant.    The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities and vesting conditions;

•	conducts an annual risk assessment of our compensation programs; and

•	provides information on current executive compensation trends and new developments.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

From time to time, the compensation consultant may provide services to Sherwin-Williams in addition to services related to director and executive compensation. During 2016, the compensation consultant did not provide any of these additional services to Sherwin-Williams.

Role of Management.    Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – Human Resources and his staff for input related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs and changes to existing plans and programs;

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and RSUs granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our Senior VP – HR will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our Senior VP – HR also meet with the chair of the Compensation Committee and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our Senior VP – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our Senior VP – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our Corporate Governance Guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met twice in 2016. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Qualifications.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity and shall have demonstrated exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board. Mr. Thaman was recommended as a nominee by our CEO and the Nominating Committee.

Diversity of Director Nominees.    In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate, (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•

a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

A. F. Anton, Chair

R. J. Kramer

C. A. Poon

M. Thornton III

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2016 and this Proxy Statement.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

T. G. Kadien, Chair

D. F. Hodnik

S. J. Kropf

J. M. Stropki

S. H. Wunning

COMPENSATION RISK ASSESSMENT

The Compensation and Management Development Committee annually assesses the risks related to our compensation policies and practices. In July 2016, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our incentive compensation programs, plans and policies. Compensation Advisory Partners presented the risk assessment to the Compensation Committee.

Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks.

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•	We have diversified incentive compensation metrics with performance goals focused on growth, profitability and managing capital at different levels within our company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment, and we cap maximum amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines.

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We have stringent restrictions on the hedging and pledging of our securities by executives and other employees.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback policy allowing us to “clawback” incentive compensation earned by executives and key employees.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Named Executive Officers.    This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our five “named executives” listed below.

•

John G. Morikis.    Mr. Morikis has served as President and Chief Executive Officer since January 2016 and Chairman since January 2017. Mr. Morikis began his career with Sherwin-Williams in December 1984.

•	Christopher M. Connor. Mr. Connor, formerly our Executive Chairman, retired from Sherwin-Williams effective December 31, 2016 following a 34-year career.

•

Sean P. Hennessy.    Mr. Hennessy has served as our Senior Vice President – Corporate Planning, Development and Administration since January 2017, prior to which he served as Senior Vice President – Finance and Chief Financial Officer. He began his career with Sherwin-Williams in September 1984.

•	Robert J. Davisson. Mr. Davisson is President, The Americas Group. He joined Sherwin-Williams in April 1986.

•	Catherine M. Kilbane. Ms. Kilbane is Senior Vice President, General Counsel and Secretary. She began her employment with Sherwin-Williams in January 2013.

More information about our recent senior management transitions is set forth under the heading “Recent Leadership Changes” in the Corporate Governance section.

Except as otherwise specifically described in this CD&A, all references to the compensation of Messrs. Morikis, Connor and Hennessy reflect their roles during 2016.

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by rewarding performance. Our compensation programs are designed to drive sustainable results and deliver long-term, superior shareholder returns. A significant percentage of our executive compensation program is tightly linked to company performance, business unit performance (where applicable) and stock price appreciation.

Our compensation programs are integral to our long-standing success as they assist us in attracting, retaining and motivating talented and high-performing people throughout our organization who drive consistent financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 17.4%, compared to the average annual return for the S&P 500 of 7.0%.

•	We continued our dividend payment record. 2016 was our 38th consecutive year of increased dividends.

2016 Financial and Operating Highlights.    We delivered record results in 2016. We finished the year with record net sales of $11.86 billion. Diluted net income per share increased 7.5% to $11.99, a record high. Net income increased 7.5% to $1.13 billion, as we surpassed $1 billion for the second consecutive year. We generated net operating cash of $1.31 billion.

We have consistently returned significant value to our shareholders. During 2016, we returned $312.1 million to our shareholders through dividends. Over the past three years, we have returned approximately $3.3 billion in cash to shareholders through dividends and repurchases of our stock.

The following graph shows our company’s performance for key financial measures over the past three-year period. Please also see our consolidated financial statements and notes on pages 40 through 75 of our 2016 Annual Report to Shareholders.

[1]	Includes costs of $81.5 million after tax, or $0.86 per share, related to the acquisition of Valspar, partially offset by a reduction of income tax provision of $44.2 million, or $0.40 per share, resulting from the adoption of a new accounting standard (ASU No. 2016-09).
[2]	Presented under the treasury stock method.

On March 20, 2016, Sherwin-Williams and Valspar announced a definitive agreement under which Sherwin-Williams will acquire Valspar, a deal that will transform Sherwin-Williams into a faster growing, more profitable and more diversified global paint and coatings company.

Recent Key Compensation Decisions.    Highlights of the Compensation Committee’s recent key executive compensation decisions include the following:

•

In setting 2016 compensation levels for Messrs. Morikis and Connor for their new roles, the Compensation Committee engaged the services of its independent compensation consultant, Compensation Advisory Partners LLC. Effective January 1, 2016, Mr. Morikis’ annual base salary was increased to $1,100,000 in connection with his promotion to President and Chief Executive Officer. Mr. Morikis’ target and maximum award levels under our annual cash incentive compensation program were increased from 80% and 160% to 135% and 270%, respectively, of his annual salary. Mr. Connor’s annual base salary and annual cash incentive compensation opportunity did not change as a result of his new position as Executive Chairman. Messrs. Connor and Morikis also received their annual grants of stock options and performance-based RSUs under our long-term equity incentive compensation program commensurate with their new positions.

•	Our named executives earned an average of 156.3% of their 2016 target annual cash incentive compensation as we delivered above-target performance results on most of the performance metrics.

•

The maximum number of shares of performance-based restricted stock for the 2014 – 2016 performance period vested based upon above-target company performance for cumulative earnings per share (EPS) over the three-year performance period.

•

Beginning in 2016, we redesigned our long-term equity incentive compensation program to further strengthen our pay for performance alignment by increasing the percentage of executive compensation tied to objective performance metrics. We eliminated annual awards of time-based

RSUs and added a second performance-based RSU award utilizing return on net assets employed (RONAE) as the performance metric. Thus, our 2016 RSU awards consisted of two grants of performance-based RSUs — one grant with EPS as the performance metric and one grant with RONAE as the performance metric. 60% of the target value of our long-term equity awards was allocated to performance-based RSUs. The target mix of our long-term equity incentive compensation awards in 2016 was as follows:

Type of Equity Award	2016
Stock Options	40%
Performance-Based RSUs – EPS Metric	40%
Performance-Based RSUs – RONAE Metric	20%

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In connection with adding RONAE as a performance metric in our RSU program, we removed RONAE as a performance metric for 2016 in our annual executive cash incentive compensation program for our corporate officers. We retained RONAE for The Americas Group as a business unit performance metric for Mr. Davisson.

•

The Compensation Committee assessed the independence of its independent compensation consultant, Compensation Advisory Partners, under SEC rules and NYSE listing standards. The Compensation Committee determined that Compensation Advisory Partners is independent and its work raises no conflicts of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams other than those matters for which the Compensation Committee is responsible.

Relationship Between Pay and Performance.    Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That said, a significant portion of our executive compensation program is tied to the value of our stock, which is critical to ensuring that we deliver value to shareholders. Our executives only realize the full value of their compensation if our shareholders also realize value.

Each year, the Compensation Committee assesses our CEO’s compensation in light of Sherwin-Williams’ performance. In October 2016, the Compensation Committee analyzed the relationship between the realizable pay of Mr. Connor, as CEO, and total shareholder return (TSR) over the five-year period ended December 31, 2015, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. 2015 is the most recent year that compensation information is available for our peer group, and Mr. Connor served as our CEO during 2015. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis. Our peer group is listed on page 39.

The following chart, prepared by the compensation consultant, shows the degree of alignment between the total realizable pay of Mr. Connor as CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. Sherwin-Williams’ cumulative TSR over the five-year period was 230%, which was higher than all companies in our peer group. Peer group companies are indicated by the diamonds in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, Mr. Connor’s realizable pay was well aligned with Sherwin-Williams’ performance.

2015 PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of time-based restricted stock and RSUs granted during the five-year period based on the 2015 year-end closing stock price; (d) the vesting date value of long-term performance equity awards that were earned in 2013, 2014 and 2015; (e) the value of target long-term performance equity awards granted in 2014 and 2015 based on the 2015 year-end closing stock price; and (f) the in-the-money value of stock options granted during the five-year period based on the 2015 year-end stock closing price. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table.

Overview of Executive Compensation Practices.    Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We list below some of the more significant best practices we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and alignment with shareholder interests.

	What We Do		What We Don’t Do
☑	Performance-Based Pay. We emphasize pay for performance. For 2016, an average of 78% of the principal compensation components for our named executives (87% for our CEO) were tied to performance.	☒	No Employment Agreements. We do not have employment agreements with our executives. Our executives are employed at will.
☑	Independent Compensation Committee. Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.	☒	No Current Dividends for Unvested Performance-Based Awards. Dividends and dividend equivalents on performance-based equity awards are deferred and paid only on earned shares.
☑	Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2016.	☒	No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
☑	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.	☒	No Hedging. Directors, executives and other employees are prohibited from engaging in hedging transactions with respect to our securities.
☑	Target Median. We have a pay philosophy that targets median market compensation. We assess our current compensation practices, policies and pay levels against peer companies.	☒	No Pledging. Directors and executives may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.
☑	Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.	☒	No Speculative Trading. Directors and executives may not engage in short sales of our securities and transactions in put options, call options or other derivative securities of our stock.
☑	Clawback Policy. Our clawback policy allows us to “clawback” incentive compensation earned by our executives and key employees.	☒	No Excessive Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.
☑	Double-Trigger Change in Control. Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.	☒	No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
☑	Significant Stock Ownership. Our directors and executives have significant stock ownership and stock ownership requirements.	☒	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

Impact of Last Year’s Say-On-Pay Vote.    At last year’s Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (97.2% of votes cast) voting in favor. We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based upon the strong shareholder support, the Compensation Committee does not believe our executive compensation program requires material changes. However, the Compensation Committee has made and will continue to make changes designed to further enhance the objectives of our program.

The Compensation Committee highly values the input of our shareholders. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2017 say-on-pay vote. We will make improvements based upon evolving best practices, market compensation information and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

Frequency of Say-On-Pay Votes.    The Dodd-Frank Act requires that companies hold a say-on-pay frequency vote at least once every six years. We last held a say-on-pay frequency vote at our 2011 Annual Meeting of Shareholders, and our shareholders overwhelmingly voted in favor of holding annual votes. Accordingly, at this year’s Annual Meeting, you may again vote on whether you would prefer that we hold our say-on-pay vote every one, two or three years, or you may abstain from voting. Please see the section entitled “Proposal 3 — Advisory Approval of the Frequency of the Advisory Vote on the Compensation of the Named Executives.”

Overview of Our Executive Compensation Program

The Compensation Committee.

The Compensation and Management Development Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee reports to the Board on all compensation matters for approximately 22 of our executives and key employees, including our named executives. The Compensation Committee has engaged Compensation Advisory Partners LLC as its independent compensation consultant in order to fulfill its responsibilities. We include additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees — Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent long-term basis. We believe it is important that our compensation programs:

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Are competitive.    Our programs are designed to attract, retain and motivate talented and high-performing people at all levels of our company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

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Maintain a performance and achievement-oriented culture.    A significant percentage of our employees are on incentive plans tied to clear, pre-established performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging unnecessary or excessive risk-taking.

•

Align the interests of our executives with those of our shareholders.    It is important that a portion of our executives’ incentive compensation is directly tied to the price of our stock to align the financial interests of our executives with the interests of our shareholders and to keep our executives focused on sustained financial performance. In addition, we have implemented significant stock ownership requirements for our executives.

We believe our compensation programs achieve these goals.

Components of Compensation.

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for the day-to-day performance of job responsibilities.	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of pre-established annual performance goals.	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary dates of a ten-year term.

Performance-based RSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; executive life insurance and executive long-term disability plans.

Allocation of Compensation Components.

We compensate our executives by using a balanced approach, which combines elements that vary by (a) the type of compensation (fixed and performance-based), (b) the length of the performance period (annual and long-term) and (c) the form of compensation (cash and equity). We believe this mix helps to support our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value. Accordingly, a significant percentage of the compensation opportunity of each executive is variable, at risk and tied to company or business unit performance, including stock price appreciation. The following chart illustrates the allocation of the key compensation components for our named executives for 2016. The percentages reflect the amounts of 2016 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and RSUs granted in 2016.

MIX OF KEY PAY COMPONENTS

Peer Group.

The Compensation Committee utilizes a peer group of companies to assess whether our executive compensation program is competitive in the market. The compensation consultant annually identifies the compensation paid to executives holding equivalent positions or having similar responsibilities at a group of chemical, industrial, manufacturing and retail companies with comparable sales that are considered to be our peers. The compensation consultant also compiles compensation data derived from broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. We, along with many of our peer group companies, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The compensation consultant annually reviews current and potential peer companies, and recommends changes, principally based upon revenue size, market capitalization, industry, business description/mix and brand recognition. The Compensation Committee periodically evaluates and, if necessary, adjusts the composition of our peer group to ensure it remains the most relevant group of companies to use for compensation purposes. During 2016, the Compensation Committee reviewed the appropriateness of our peer group, and based upon the recommendation of the compensation consultant, did not make any changes at this time.

Our peer group consists of the 22 companies listed below. 2015 annual revenues for the companies in the peer group ranged from approximately $4.4 billion to $20.9 billion, with Sherwin-Williams ranking approximately in the 58th percentile in annual revenues.

Air Products and Chemicals, Inc.	Ecolab Inc.	The Mosaic Company
Akzo Nobel N.V.	Huntsman Corporation	Newell Brands Inc.
Ashland Global Holdings Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Ball Corporation	Kimberly-Clark Corporation	PPG Industries, Inc.
Celanese Corporation	Masco Corporation	Stanley Black & Decker, Inc.
Colgate-Palmolive Company	Mohawk Industries, Inc.	The Valspar Corporation
Crown Holdings, Inc.	Monsanto Company	Whirlpool Corporation
Eastman Chemical Company

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at companies in our peer group (using the most recent proxy data) and (b) the average compensation derived from the broad-based surveys. We refer to this average as “market” compensation, which provides a framework to evaluate the competitiveness of our executive compensation program and assists in determining the mix of compensation components and target compensation levels. We generally benchmark the target compensation we pay our executives within a general range (plus or minus approximately 15%) of the median market compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the median market. We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our CEO, primarily based upon the higher market compensation for CEOs.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Compensation Committee generally compares each executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. Individual components may be greater or lesser than median market because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance and internal pay equity.

In connection with setting the 2016 compensation of Mr. Connor for his Executive Chairman position, the Compensation Committee did not rely on market data as a benchmark as there were few relevant data points. Instead, the Compensation Committee used its discretion to set his compensation level commensurate with his new role, responsibilities and experience, as well as his compensation in relation to Mr. Morikis’ compensation for his new position as President and CEO.

The following table sets forth the projected total direct compensation for each named executive (except for Mr. Connor, who retired from Sherwin-Williams effective December 31, 2016) as a percentage of the median market total direct compensation. For purposes of this table, projected total direct compensation includes 2017 base salary, 2017 targeted annual cash incentive compensation, stock options granted in 2016 and the targeted value of RSUs granted in early 2017.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Compensation
J. G. Morikis	91%
C. M. Connor	N/A
S. P. Hennessy	104%
R. J. Davisson	99%
C. M. Kilbane	94%

The actual amounts we pay our executives may vary from the targeted amounts based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Key Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.    Salary is the only key compensation component that is guaranteed. Each executive position at our company is assigned a salary grade. Salary grades are designed to be competitive and to recognize different levels of responsibility within our company. Each salary grade corresponds to a salary range with a minimum and maximum. We review the salary ranges against market base salaries based upon the position and level of responsibility. The midpoint of the range generally approximates the median market salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective in February.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his or her position, but who receives the highest performance rating) toward the median market salary for his or her position. For each of 2016 and 2017, we adopted an overall 2.5% merit budget for annual salary increases with possible merit increases ranging from 0% to 5%.

Annual Performance Appraisals.    All salaried employees, including our executives, undergo an annual performance appraisal. The executive’s performance for the prior year is evaluated by his or her direct supervisor. Our CEO reviews each executive performance appraisal. For the evaluation of our CEO, each director provides ratings and comments for the following categories: performance results, business strategy, developing a management team and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each executive is assigned a performance rating that corresponds to a merit increase. The performance rating is based upon the executive’s performance results (accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership (including work ethic and strategic contributions). These factors are not quantified or weighted. Instead, discretion and subjective judgment are used in assessing those factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in determining the performance rating compared to any previous year.

2016 and 2017 Base Salaries.    The Compensation Committee approved salary increases for 2016 and 2017 for our named executives, other than Mr. Connor. Effective January 1, 2016, Mr. Morikis’ annual base salary was increased to $1,100,000 in connection with his promotion to President and Chief Executive Officer. Mr. Connor’s annual base salary did not change as a result of his new position as Executive Chairman. Mr. Morikis’ base salary increases move his base salary toward the median market for his position.

Name	2015 Base Salary ($)	% Increase for 2016	2016 Base Salary ($)	% Increase for 2017	2017 Base Salary ($)
J. G. Morikis	881,322	24.8%	1,100,000	4.5%	1,150,000
C. M. Connor	1,221,987	0%	1,221,987	N/A	N/A
S. P. Hennessy	664,709	3%	684,658	3%	705,198
R. J. Davisson	596,778	3%	614,692	3%	633,152
C. M. Kilbane	531,746	3%	547,716	2.5%	561,418

Annual Cash Incentive Compensation.

Annual cash incentive compensation may be earned by our executives under our shareholder-approved 2007 Executive Performance Bonus Plan. Annual incentive compensation is intended to motivate our executives to achieve annual performance goals that strengthen our company over the long term. Our Performance Plan is designed so that our executives may earn higher annual cash incentive compensation for exceeding target performance goals and lower annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percentage of base salary. Target incentive awards are determined by using the median market annual cash incentive compensation, which generally equals the amount an executive could receive if he or she achieves a 100% average of his or her performance goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at our peer group companies and according to the broad-based surveys.

The following table sets forth the 2016 minimum, target and maximum annual cash incentive compensation levels, as a percentage of base salary, for each named executive. For 2016, the Compensation Committee increased the target and maximum annual cash incentive opportunity for Mr. Morikis from 80% and 160% to 135% and 270%, respectively, of his annual salary, to reflect his promotion to President and Chief Executive Officer. Mr. Connor’s annual cash incentive compensation opportunity did not change as a result of his new position as Executive Chairman. The Compensation Committee also increased the 2016 target and maximum annual cash incentive opportunity for Mr. Davisson from 70% and 140% to 80% and 160%, respectively, to more closely align with market levels.

	Incentive Amount as a Percentage of Salary
Name	Minimum	Target	Maximum
J. G. Morikis	0%	135%	270%
C. M. Connor	0%	135%	270%
S. P. Hennessy	0%	80%	160%
R. J. Davisson	0%	80%	160%
C. M. Kilbane	0%	70%	140%

Objective Annual Performance Goals.    The Compensation Committee approves objective, clearly defined annual performance goals for our named executives. Our CEO also approves the goals for our other named executives. During 2016, four of our named executives had identical corporate financial performance goals: EPS, net sales and free cash flow. Mr. Davisson’s performance goals reflected objectives important to The Americas Group (TAG), for which he is responsible.

In connection with adding RONAE as a performance metric in our RSU program in 2016, we removed RONAE as a performance metric for 2016 in our annual executive cash incentive compensation program for our corporate officers. We retained RONAE for The Americas Group as a business unit performance metric for Mr. Davisson.

We use multiple performance goals to encourage executives to have a well-rounded approach to managing the business and not concentrate on achieving just one goal to the detriment of others. We use EPS as a performance metric for both our annual cash incentive program and a portion of our performance-based RSU program. EPS is widely communicated, easily understood and a key measure used in evaluating the success of our company’s performance and in determining the market value of our stock. The Compensation Committee and management believe it is important to utilize EPS for both our annual cash incentive compensation and long-term equity compensation programs because over the long term, we believe EPS growth will drive value for our shareholders. In addition, by using EPS, management is held accountable for driving top-line growth and managing our operating cost structure. Each year, the Compensation Committee and management evaluate the incentive structure, including the metrics used in each of the incentives. Based on the most recent review, we believe EPS provides effective line of sight to drive individual performance. In addition, by delivering the entire long-term incentive in equity, executives are encouraged to drive long-term value for shareholders, and the performance metrics used in the annual incentive program provide reinforcement of the activities that will drive value.

For 2016, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals set at levels that were of the same magnitude as set forth in our 2016 annual operating budget. We set maximum levels so that performance would have to exceed target levels by a significant degree, requiring performance well above expectations.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the

Compensation Committee has discretion to include or exclude the impact of certain matters, including non-recurring items or changes in accounting standards, principles and statements. The following table shows, for each named executive, the 2016 performance goals, minimums, targets, maximums and actual results (taking into account the adjustments mentioned below).

		2016 Annual Cash Incentive Performance Goals
Name	Performance Goals	Minimum	Target	Maximum	Actual Results
J. G. Morikis	EPS(1)	$9.84	$12.30	$12.86	$12.45
C. M. Connor	Net Sales(2)	$9.30 billion	$11.63 billion	$11.78 billion	$11.73 billion
S. P. Hennessy	Free Cash Flow(3)	$518.93 million	$648.66 million	$675.26 million	$757.46 million
C. M. Kilbane
R. J. Davisson	TAG Sales(2)	$6.55 billion	$8.18 billion	$8.36 billion	$8.25 billion
	TAG Profit Before Taxes	$1.07 billion	$1.33 billion	$1.36 billion	$1.42 billion
	TAG RONAE(4)	61.13%	76.41%	77.03%	79.63%
	TAG Percentage Increase for Gallons over Prior Year	(15.33%)	5.83%	8.75%	5.84%

[1]

We calculate EPS as net income per common share - diluted in accordance with generally accepted accounting principles (GAAP), and for the purpose of determining achievement, excluded the effect of (a) the impact of costs of $0.86 per share related to the acquisition of Valspar and (b) the early adoption of a new accounting standard (ASU 2016-09) related to accounting for excess tax benefits for share-based payments (which would have increased EPS by $0.40 per share).

[2]

We calculate net sales and TAG sales in accordance with GAAP, and for the purpose of determining achievement, excluded the impact of a change in revenue classification beginning in the third quarter related to grossing up third-party service revenue and related costs (which would have increased net sales by 1.1% and TAG sales by 1.7%).

[3]	We explain how we calculate free cash flow on pages 30-31 of our 2016 Annual Report.

[4]

We calculate RONAE by dividing reported net income (excluding any items relating to unusual events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

We intend annual cash incentive amounts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). To achieve this, we establish an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our Executive Performance Bonus Plan. For 2016, the Compensation Committee approved 0.5% of earnings before interest, taxes, depreciation and amortization (EBITDA) as the amount of the maximum payout for 162(m) participants. We explain how we calculate EBITDA on pages 33-34 of our 2016 Annual Report. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. For 2016, this resulted in a maximum payout of $9.74 million for the 162(m) participants. After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may exercise discretion to reduce, but not to increase, the amount of each individual award based on an overall assessment of the performance goals shown in the table above.

Calculation of 2016 Annual Cash Incentive Amounts Earned.    In February 2017, the Compensation Committee approved the annual incentive compensation amounts earned by our named executives during 2016 based upon the level of achievement of the performance goals. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2016 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0 – 75, 75 – 100, and 100 – 125 are determined on a straight-line basis.

The calculations used to determine the actual incentive amounts earned by each named executive during 2016 are shown in the table below and are illustrated by the following formula.

Weighting     X     Achievement Level     =     Weighted Achievement Level    g

Incentive Amount as a % of Salary     X     Salary     =     Incentive Amount Earned

		J. G. Morikis	C. M. Connor	S. P. Hennessy	C. M. Kilbane	R. J. Davisson
Weighting	EPS	50%	50%	50%	50%	TAG Sales	20%
	Net Sales	25%	25%	25%	25%	TAG PBT	35%
	Free Cash Flow	25%	25%	25%	25%	TAG RONAE	20%
						TAG Gallons	25%
Achievement Level	EPS	106.70	106.70	106.70	106.70	TAG Sales	108.98
	Net Sales	116.47	116.47	116.47	116.47	TAG PBT	125.00
	Free Cash Flow	125.00	125.00	125.00	125.00	TAG RONAE	125.00
						TAG Gallons	100.01
Weighted	EPS	53.35	53.35	53.35	53.35	TAG Sales	21.80
Achievement	Net Sales	29.12	29.12	29.12	29.12	TAG PBT	43.75
Level	Free Cash Flow	31.25	31.25	31.25	31.25	TAG RONAE	25.00
						TAG Gallons	25.00
	Total	113.72	113.72	113.72	113.72	Total	115.55
Incentive Amount	Minimum	0%	0%	0%	0%	Minimum	0%
as a % of Salary	Target	135%	135%	80%	70%	Target	80%
	Maximum	270%	270%	160%	140%	Maximum	160%
	Actual Result	209.07%	209.07%	123.89%	108.41%	Actual Result	129.76%
Salary		$1,095,795	$1,221,987	$681,589	$545,259		$611,936
Incentive Amount
Earned		$2,291,000	$2,555,000	$844,000	$591,000		$794,000

Long-Term Equity Incentive Compensation.

The largest percentage of total compensation is allocated to long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan. Our long-term equity incentive compensation is designed to focus our executives on company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded — through growth in the value of our stock. We believe that long-term equity awards also serve as a retention tool for our executives. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

Our long-term equity compensation program for our executives consists of stock options and performance-based RSUs. Our stock option program is the primary means by which we grant long-term equity compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our RSU program is designed for a more select group of key employees and rewards such employees based upon the achievement of financial performance goals and stock price appreciation.

Beginning in 2016, we redesigned the program to further strengthen our pay for performance alignment by increasing the percentage of compensation tied to objective performance metrics. We eliminated annual awards of time-based RSUs and added an additional grant of performance-based RSUs with RONAE as the performance metric. We made this change to drive long-term company financial and stock price performance, align with our overall business strategy and serve as a strong motivational tool for executives to drive performance. 60% of the target value of our long-term equity awards is allocated to performance-based RSUs, incentivizing efforts that drive results over the long term. For 2016, our performance-based RSU awards consisted of two grants of RSUs — one grant with EPS as the performance metric and one grant with RONAE as the performance metric. We believe that EPS and RONAE are key metrics used to measure achievement of our long-term goals and drive value for our shareholders.

Double-Trigger Acceleration Provision.    Grants of stock options and RSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason.

Deferred Dividends.    We do not pay current dividends or dividend equivalents on unvested shares of performance-based restricted stock and RSUs. The payment of dividends and dividend equivalents on unvested shares of performance-based restricted stock and RSUs is deferred and paid only if and to the extent shares of the restricted stock or RSUs vest based on the achievement of the performance goals.

Grant Practices – Emphasis on Performance-Based Awards.    When making equity grants, we begin by determining the median market value of long-term equity incentive compensation. We then allocate the target mix among types of equity grants. The target mix of our annual long-term equity incentives is set forth in the table below. We believe this mix of equity awards provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention and rewarding executives for sustained performance results.

Type of Equity Award	Allocation
Stock Options	40%
Performance-Based RSUs – EPS Metric	40%
Performance-Based RSUs – RONAE Metric	20%

Our long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options, shares of restricted stock or RSUs currently held by an executive when making equity awards.

We grant stock options and RSUs on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant RSUs at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, a few weeks or so after we release our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants are typically made on the same day the Audit Committee approves our earnings release for the third quarter and shortly before we release our third quarter earnings results. We may also grant RSUs and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or RSUs to be granted or the date of grant.

2016 Awards.    The following table shows the number of stock options and RSUs granted to each named executive during 2016.

	Number of Stock Options Granted in 2016	Number of Performance-Based RSUs Granted in 2016
Name		EPS Metric	RONAE Metric
J. G. Morikis	52,900	8,800	4,400
C. M. Connor	24,700	4,700	2,350
S. P. Hennessy	14,100	2,700	1,350
R. J. Davisson	11,200	2,100	1,050
C. M. Kilbane	7,700	1,500	750

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the quarter before the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our stock plan, the option exercise price is equal to the average of the highest and lowest sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options — our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval and do not contain reload features.

Restricted Stock Units.    Our 2016 grant of RSUs consisted of performance-based RSUs, vesting at the end of a three-year period. The number of RSUs granted is determined by using the value of our stock over the 30-day period ending on the last day of the quarter before the award date. One RSU is equivalent in value to one share of our common stock. RSUs generally are paid out in common stock upon vesting. The number of shares granted is approximately equal to the target value. Executives have an opportunity to earn two times the target value for maximum performance. We correspondingly set maximum goals higher, making achievement of the goals more difficult to attain to provide a greater incentive for above-target performance.

The threshold, target and maximum achievement levels for the 2016 grants of performance-based RSUs are illustrated in the following table for the 2016 – 2018 performance period. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Cumulative EPS	Average Annual RONAE	% of Target Vesting
Maximum	$44.57	29.5%	200%
Target	$40.63	26.5%	100%
Threshold	$36.94	23.5%	25%

2016 and 2017 Vesting of Performance-Based Restricted Stock.    In February 2016 and February 2017, the Compensation Committee determined the vesting of shares of performance-based restricted stock for the 2013 – 2015 and 2014 – 2016 performance periods, respectively, based upon the achievement of the cumulative EPS performance goal over each of those periods. As reflected in the table below, 100% of the maximum number of shares vested for each performance period.

Performance Period	Cumulative EPS Goal at Target	Cumulative EPS Goal at Maximum	Actual EPS Results	% of Restricted Stock Vesting
2013 – 2015(1)	$24.08	$26.39	$27.41	100%
2014 – 2016	$27.71	$30.38	$31.93	100%

[1]	The Compensation Committee approved an adjustment to EPS to eliminate the impact of charges relating to 2013 Brazil tax assessments totaling $21.9 million, net of tax, or $.21 per share.

Other Arrangements, Policies and Practices

No Employment Agreements.

We do not have employment agreements with any of our executives. Our executives are employed at will.

Limited Perquisites.

Consistent with our culture, the perquisites provided to our named executives are limited. Additional information, including the incremental cost of these benefits in 2016, is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity.

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. To maintain internal equity in connection with grants of stock options and RSUs, the Compensation Committee generally grants the same number of stock options and RSUs to employees who are in similar pay grades.

Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also quantify the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our directors and executives to encourage meaningful stock ownership in Sherwin-Williams. We require each director who has served on the Board for at least five years to own shares of our stock equal in value to a minimum of seven times the annual Board cash retainer. We require each executive who has served in such capacity for at least five years to own shares of stock equal in value to a multiple of his or her base salary. Minimum ownership requirements are six times for our CEO and three times for our other executives. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans, each share of time-based restricted stock and each time-based RSU is considered a share of stock. Stock options, shares of performance-based restricted stock and performance-based RSUs are not considered toward meeting the requirement.

The Compensation Committee reviews share holdings on an annual basis to determine whether our directors and executives are meeting these requirements. At December 31, 2016, our CEO held shares equal in value to 23 times and our other named executives held shares equal in value to an average of 35 times their respective base salaries. All directors and named executives have either met the guidelines or are pursuing plans to meet the guidelines within the prescribed time frames.

Anti-Hedging and Anti-Pledging Policy.

Directors, executives and other employees may not engage in hedging transactions related to our securities through various financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, may not engage in short sales, and may not purchase or sell put options, call options or other such derivative securities. In addition, directors and executives may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

Retirement Plans and Other Benefits.

We provide our executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefits include executive life insurance and executive long-term disability plans. The life insurance and long-term disability plans are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability plans that we offer to other employees due to benefit limitations within the broad-based programs. The life insurance plan was frozen to new participants beginning in January 2008. The 2016 amounts for these plans are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to executives and key employees in the event of a financial restatement. Information about our policy is included under the heading “Corporate Governance — Clawback and Recapture Policy.”

Change in Control Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we entered into severance pay agreements with our executives, including each of our named executives. Given the heightened focus on change in control agreements, the Compensation Committee engaged its compensation consultant in 2015 to compare our severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future severance agreements will not include any tax gross-up payments.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer our executives.

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly-traded companies for compensation in excess of $1 million per year paid to a company’s chief executive officer and three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year. The $1 million deduction limit generally does not apply to compensation that satisfies the requirements for qualified performance-based compensation under Section 162(m).

While we may decide from time to time that it is in the best interests of Sherwin-Williams and our shareholders to pay executive compensation that may be able to qualify as performance-based compensation for purposes of Section 162(m), we also may decide from time to time to grant compensation that will not qualify as performance-based compensation for purposes of Section 162(m). The Compensation Committee believes that the Section 162(m)-related tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing people. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of Sherwin-Williams and its shareholders even if that compensation is ultimately not deductible for tax purposes. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our President and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J. G. Morikis	2016	1,095,795	-0-	3,399,264	2,569,993	2,291,000	-0-	291,756	9,647,808
President and	2015	877,054	-0-	1,715,340	2,234,465	913,000	-0-	270,540	6,010,399
Chief Executive Officer*	2014	849,444	-0-	1,321,592	731,639	1,029,000	-0-	272,213	4,203,888
C. M. Connor	2016	1,221,987	-0-	1,815,516	1,199,978	2,555,000	-0-	494,715	7,287,196
Executive Chairman*	2015	1,221,987	-0-	5,574,855	2,982,657	2,146,000	-0-	562,473	12,487,972
	2014	1,221,987	-0-	4,252,077	2,361,782	2,468,000	-0-	592,888	10,896,734
S. P. Hennessy	2016	681,589	-0-	1,042,956	685,008	844,000	-0-	233,329	3,486,882
Senior Vice President –	2015	661,490	-0-	1,286,505	677,417	688,000	-0-	251,188	3,564,600
Finance and	2014	640,666	-0-	919,368	539,102	776,000	-0-	230,326	3,105,462
Chief Financial Officer*
R. J. Davisson	2016	611,936	-0-	811,188	544,120	794,000	-0-	159,740	2,920,984
President,	2015	586,214	-0-	900,554	510,590	506,000	-0-	156,109	2,659,467
The Americas Group	2014	524,612	-0-	632,066	376,516	557,000	-0-	139,432	2,229,626
C. M. Kilbane	2016	545,259	-0-	579,420	374,082	591,000	-0-	104,328	2,194,089
Senior Vice President,	2015	529,171	-0-	686,136	369,041	482,000	-0-	102,008	2,168,356
General Counsel	2014	512,699	-0-	430,954	295,223	497,000	-0-	80,458	1,816,334
and Secretary

*	The titles for Messrs. Connor, Morikis and Hennessy reflect their positions during 2016. Effective December 31, 2016, Mr. Connor retired from Sherwin-Williams. Effective January 1, 2017, Mr. Morikis assumed the additional role of Chairman, and Mr. Hennessy became Senior Vice President – Corporate Planning, Development and Administration.

[1]

These values reflect shares of restricted stock and restricted stock units (RSUs) granted to our named executives. The value is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the shares of restricted stock and RSUs reflected in this column assuming the highest level of performance conditions will be achieved.

	2016	2015	2014
J. G. Morikis	$6,798,528	$2,858,900	$2,202,653
C. M. Connor	3,631,032	9,291,425	7,086,795
S. P. Hennessy	2,085,912	2,144,175	1,532,280
R. J. Davisson	1,622,376	1,500,923	1,053,443
C. M. Kilbane	1,158,840	1,143,560	718,256

[2]

These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions.

	2016	2015	2014
Risk-free interest rate	1.24%	1.37%	1.47%
Expected life of options	5.05 years	5.05 years	5.10 years
Expected dividend yield of stock	1.06%	1.13%	1.19%
Expected volatility of stock	0.212	0.245	0.223

[3]	The amounts for 2016 include compensation under the following plans and programs.

	J. G. Morikis	C. M. Connor	S. P. Hennessy	R. J. Davisson	C. M. Kilbane
Pension Investment Plan	$ 13,250	$ 15,900	$ 15,900	$ 15,900	$ 9,275
Employee Stock Purchase Plan	15,900	15,900	15,900	15,900	15,900
Deferred Compensation Savings Plan	206,717	369,538	130,971	100,934	71,677
Executive Life Insurance Plan	49,430	85,800	41,900	16,225	-0-
Executive Disability Income Plan	5,452	5,540	5,170	4,765	2,976
Charitable Matching Gifts	-0-	-0-	-0-	-0-	4,500
Perquisites	1,007	2,037	23,488	6,016	-0-

TOTAL	$291,756	$494,715	$233,329	$159,740	$104,328

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	Employee Stock Purchase and Savings Plan — company matching contributions under our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•

Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts program.

•

Perquisites — the incremental cost of perquisites consisting of $1,007, $2,037, $23,488 and $6,016 for Messrs. Morikis, Connor, Hennessy and Davisson, respectively, for personal use of corporate aircraft.

Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our CEO has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income.

Narrative Information Regarding the Summary Compensation Table.

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2016, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Morikis (11.4%), Mr. Connor (16.8%), Mr. Hennessy (19.5%), Mr. Davisson (20.9%) and Ms. Kilbane (24.9%).

Salaried Employees’ Revised Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. All of our named executives participate in this plan on the same terms as other eligible employees.

Employee Stock Purchase and Savings Plan.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

2005 Deferred Compensation Savings and Pension Equalization Plan.    Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2016 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use. There is no incremental cost to Sherwin-Williams for providing these individual tickets to employees.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and performance-based RSUs during 2016 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. G. Morikis
Cash Incentive	02/16/2016	-0-	1,479,323	2,958,646
RSUs – EPS Metric	02/16/2016				2,200	8,800	17,600			2,266,176
RSUs – RONAE Metric	02/16/2016				1,100	4,400	8,800			1,133,088
Stock Options	10/18/2016							52,900	270.12	2,569,993
C. M. Connor
Cash Incentive	02/16/2016	-0-	1,649,682	3,299,364
RSUs – EPS Metric	02/16/2016				1,175	4,700	9,400			1,210,344
RSUs – RONAE Metric	02/16/2016				588	2,350	4,700			605,172
Stock Options	10/18/2016							24,700	270.12	1,199,978
S. P. Hennessy
Cash Incentive	02/16/2016	-0-	545,271	1,090,542
RSUs – EPS Metric	02/16/2016				675	2,700	5,400			695,304
RSUs – RONAE Metric	02/16/2016				338	1,350	2,700			347,652
Stock Options	10/18/2016							14,100	270.12	685,008
R. J. Davisson
Cash Incentive	02/16/2016	-0-	489,549	979,098
RSUs – EPS Metric	02/16/2016				525	2,100	4,200			540,792
RSUs – RONAE Metric	02/16/2016				263	1,050	2,100			270,396
Stock Options	10/18/2016							11,200	270.12	544,120
C. M. Kilbane
Cash Incentive	02/16/2016	-0-	381,681	763,363
RSUs – EPS Metric	02/16/2016				375	1,500	3,000			386,280
RSUs – RONAE Metric	02/16/2016				188	750	1,500			193,140
Stock Options	10/18/2016							7,700	270.12	374,082

[1]

These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2016 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 16, 2016 is the date the performance goals were approved by the Compensation Committee. The amounts of annual cash incentive compensation earned in 2016 by our named executives have been determined and were paid in February 2017. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

These amounts reflect the threshold, target and maximum number of performance-based RSUs granted on February 16, 2016 under our 2006 Equity and Performance Incentive Plan. The number of RSUs that will ultimately vest in February 2019 is based upon the achievement of the EPS and RONAE performance metrics over the 2016 – 2018 performance period.

[3]

These amounts reflect the number of stock options granted on October 18, 2016 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on October 17, 2026.

[4]

The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date, October 18, 2016. The closing price of our common stock on the grant date was $270.85.

[5]

The value of performance-based RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in the table to footnote 2 of the Summary Compensation Table.

Narrative Information Regarding the 2016 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2016 under our 2007 Executive Performance Bonus Plan based upon the accomplishment of financial and operating performance goals. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

RSUs.    During 2016, we granted performance-based RSUs pursuant to our 2006 Equity and Performance Incentive Plan. Our 2016 RSU awards consisted of two grants of performance-based RSUs — one grant with EPS as the performance metric and one grant with RONAE as the performance metric. We include more information about our RSU program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The threshold amounts for the performance-based RSUs set forth in the table correspond to 25% of the target number of RSUs vesting, which is the number of RSUs that will vest for the specified minimum level of performance. The maximum amounts set forth in the table reflect a number of performance-based RSUs equal to two times the target (and, correspondingly, the setting of above-target goals higher, making achievement of the goals more difficult to attain) to provide an incentive for above-target performance.

The payment of dividend equivalents on unvested shares of performance-based RSUs is deferred, and dividend equivalents are paid only if and to the extent the RSUs vest based on the achievement of the financial performance goals. Dividend equivalents are paid at the same rate as dividends on Sherwin-Williams common stock are paid to our shareholders. During 2016, the quarterly dividend rate was $0.84 per share. In February 2017, the Board of Directors announced an increase in the quarterly dividend rate to $0.85 per share payable on March 10, 2017.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the date of grant and have a term of ten years.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock and RSUs outstanding on December 31, 2016 for our named executives.

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. G. Morikis	10/16/2013	21,446	-0-	180.46	10/15/2023	2,300	(3)	618,102	9,200	(5)	2,472,408
	10/22/2014	11,400	5,700	227.73	10/21/2024	2,000	(4)	537,480	8,000	(6)	2,149,920
	10/16/2015	14,734	29,466	239.55	10/15/2025				26,400	(7)	7,094,736
	10/18/2016	-0-	52,900	270.12	10/17/2026
C. M. Connor	10/14/2008	3,131	-0-	54.09	10/13/2018	7,400	(3)	1,988,676	29,600	(5)	7,954,704
	10/15/2009	114,327	-0-	63.25	10/14/2019	6,500	(4)	1,746,810	26,000	(6)	6,987,240
	10/19/2010	113,623	-0-	72.62	10/18/2020				14,100	(7)	3,789,234
	10/19/2011	118,723	-0-	78.255	10/18/2021
	10/17/2012	99,353	-0-	154.4325	10/16/2022
	10/16/2013	70,446	-0-	180.46	10/15/2023
	10/22/2014	36,800	18,400	227.73	10/21/2024
	10/16/2015	19,667	39,333	239.55	10/15/2025
	10/18/2016	-0-	24,700	270.12	10/17/2026
S. P. Hennessy	10/16/2013	15,000	-0-	180.46	10/15/2023	1,600	(3)	429,984	6,400	(5)	1,719,936
	10/22/2014	8,400	4,200	227.73	10/21/2024	1,500	(4)	403,110	6,000	(6)	1,612,440
	10/16/2015	4,467	8,933	239.55	10/15/2025				8,100	(7)	2,176,794
	10/18/2016	-0-	14,100	270.12	10/17/2026
R. J. Davisson	10/17/2012	5,000	-0-	154.4325	10/16/2022	1,100	(3)	295,614	4,400	(5)	1,182,456
	10/16/2013	10,500	-0-	180.46	10/15/2023	1,050	(4)	282,177	4,200	(6)	1,128,708
	10/22/2014	5,867	2,933	227.73	10/21/2024				6,300	(7)	1,693,062
	10/16/2015	3,367	6,733	239.55	10/15/2025
	10/18/2016	-0-	11,200	270.12	10/17/2026
C. M. Kilbane	01/07/2013	10,000	-0-	157.90	01/06/2023	750	(3)	201,555	3,000	(5)	806,220
	10/16/2013	7,500	-0-	180.46	10/15/2023	800	(4)	214,992	3,200	(6)	859,968
	10/22/2014	4,600	2,300	227.73	10/21/2024				4,500	(7)	1,209,330
	10/16/2015	2,434	4,866	239.55	10/15/2025
	10/18/2016	-0-	7,700	270.12	10/17/2026

[1]	Options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant.

[2]	These values equal the number of shares of restricted stock or RSUs indicated multiplied by the closing price of our common stock ($268.74) on December 30, 2016.

[3]	Shares of time-based restricted stock vested in February 2017.

[4]	Time-based RSUs vest in February 2018.

[5]

All of these shares of performance-based restricted stock vested in February 2017 based upon the achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

[6]

Performance-based RSUs vest in February 2018 on the date the Compensation Committee determines the level of achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

[7]

Performance-based RSUs vest in February 2019 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these RSUs reflect the maximum level of performance.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2016 for our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. G. Morikis	30,907	4,391,355	9,750	2,510,771
C. M. Connor	554	47,794	31,200	8,034,468
S. P. Hennessy	20,353	2,868,196	6,750	1,738,226
R. J. Davisson	-0-	-0-	4,500	1,158,818
C. M. Kilbane	-0-	-0-	3,120	803,447

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]

The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date.

2016 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information for 2016 relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan.

	Executive Contributions in Last	Registrant Contributions in Last	Aggregate Earnings/(Losses) in Last	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	FY ($)	FY ($)(1)	FY ($)(2)	($)	($)(3)
J. G. Morikis	-0-	206,717	89,315	-0-	1,290,053
C. M. Connor	-0-	369,538	203,566	-0-	3,218,844
S. P. Hennessy	-0-	130,971	73,019	-0-	1,012,049
R. J. Davisson	-0-	100,934	18,789	-0-	558,945
C. M. Kilbane	-0-	71,677	19,294	-0-	282,438

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

These amounts represent each named executive’s aggregate account balance at December 31, 2016. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were previously reported as compensation in the Summary Compensation Table for prior years.

Name	Amount Previously Reported ($)
J. G. Morikis	913,746
C. M. Connor	2,062,980
S. P. Hennessy	708,364
R. J. Davisson	389,648
C. M. Kilbane	43,108

Material Features of Our Deferred Compensation Savings Plan.

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan. The benefit payable under the first component is the company matching contribution under our Employee Stock Purchase and Savings Plan (a 401(k) plan) that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participate in this component of the plan.

The second component is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component is the company contribution that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participate in this component of the plan.

All company contributions provided under these two components are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in the plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amounts of payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause and termination following a change in control.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Compensation Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably upon a termination.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that each named executive was terminated on December 31, 2016. Accordingly, the table reflects amounts earned at December 31, 2016 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•

A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•

A named executive must be employed on December 31st to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31st, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance goals under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we assumed a December 31, 2016 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2016. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2016. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change in control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plans in the event of a change in control.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any restricted stock and RSU awards for which the vesting period has expired prior to the date of termination. The number of shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock and RSU awards are not included in the table because they are not severance payments.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

The amounts shown in the table for excise taxes payable as a result of a change in control is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis and the value of the covenant not to compete.

Retirement.

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of retirement, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock and RSU awards will continue to vest as if the named executive had continued employment throughout the restriction period.

At December 31, 2016, Messrs. Connor, Hennessy and Davisson were eligible for retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Compensation Committee may consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable, and all shares of restricted stock will immediately vest. With respect to RSUs, (a) all time-based RSUs will immediately vest and (b) the greater of (i) 100% of the target performance-based RSUs and (ii) the vesting percentage of the target performance-based RSUs based on the actual results of the performance metric measured as of the end of the last completed fiscal quarter preceding the date of the named executive’s death or disability and the projected forecast of the performance metric over the remaining restriction period, will immediately vest. The amounts shown in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($270.24) on December 30, 2016 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock and RSUs reflect the number of shares of restricted stock and RSUs for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($270.24) on December 30, 2016.

In addition, each named executive (except Ms. Kilbane) participates in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times (for Messrs. Morikis, Connor and Hennessy) or 3.5 times (for Mr. Davisson) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times (for Messrs. Morikis, Connor and Hennessy) or 3.5 times (for Mr. Davisson) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Morikis, Connor and Hennessy) or 2.0 times (for Mr. Davisson) the named executive’s base salary at age 62. All such named executives were less than 62 years of age on December 31, 2016. This plan was frozen to new participants beginning in January 2008.

Each named executive also participates in one of two executive long-term disability plans. The original plan was frozen to new participants effective January 1, 2008. Upon the occurrence of a disability under the frozen plan, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The second plan was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen plan and provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12 – 60 months depending on the executive’s age), recovery from the disability or death. Ms. Kilbane is the only named executive who participates in the plan adopted in 2013. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the plans.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will vest in accordance with the terms of the award. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

For equity awards granted prior to our 2010 Annual Meeting, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under the applicable stock plans, including our named executives. Because all equity awards granted prior to our 2010 Annual Meeting have already fully vested, no amounts are shown in the table for such awards. The amounts set forth in the table assume that in the event of a change in control without a termination of employment, all outstanding stock options, shares of restricted stock and RSUs granted after our 2010 Annual Meeting will be assumed by the surviving entity and will continue to vest and become exercisable in accordance with their original terms.

The amounts shown in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($270.24) on December 30, 2016 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock and RSUs reflect the number of shares of restricted stock and RSUs for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($270.24) on December 30, 2016.

We also entered into change in control severance agreements with each of our named executives. Forms of these agreements were filed as an exhibit to our Annual Report on Form 10-K.

In general, a change in control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans or purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than upon a termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options, restricted stock and RSUs described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Morikis, Connor and Hennessy) or 2.5 times (with respect to Mr. Davisson and Ms. Kilbane) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination and (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

(for each named executive except Ms. Kilbane) an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Event	J. G. Morikis	C. M. Connor	S. P. Hennessy	R. J. Davisson	C. M. Kilbane
Retirement
Prorated annual cash incentive compensation	N/A	$2,555,000	$844,000	$794,000	N/A

Total	$0	$2,555,000	$844,000	$794,000	N/A
Involuntary Termination
Prorated annual cash incentive compensation	$2,291,000	$2,555,000	$844,000	$794,000	$591,000

Total	$2,291,000	$2,555,000	$844,000	$794,000	$591,000
Death
Prorated annual cash incentive compensation	$2,291,000	$2,555,000	$844,000	$794,000	$591,000
Accelerated stock options	$1,152,967	$1,992,278	$454,388	$332,662	$248,035
Accelerated restricted stock / RSUs	$8,296,368	$17,173,752	$4,472,472	$3,188,832	$2,270,016
Life insurance proceeds	$4,400,001	$4,887,947	$2,738,632	$2,151,422	N/A

Total	$16,140,336	$26,608,977	$8,509,492	$6,466,916	$3,109,051
Disability
Prorated annual cash incentive compensation	$2,291,000	$2,555,000	$844,000	$794,000	$591,000
Accelerated stock options	$1,152,967	$1,992,278	$454,388	$332,662	$248,035
Accelerated restricted stock / RSUs	$8,296,368	$17,173,752	$4,472,472	$3,188,832	$2,270,016
Disability benefits	$660,000	$733,192	$410,795	$368,815	$328,630

Total	$12,400,335	$22,454,222	$6,181,655	$4,684,309	$3,437,681
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0
Change in Control with Termination
Prorated annual cash incentive compensation	$2,291,000	$2,555,000	$844,000	$794,000	$591,000
Accelerated stock options	$1,152,967	$1,992,278	$454,388	$332,662	$248,035
Accelerated restricted stock / RSUs	$8,296,368	$17,173,752	$4,472,472	$3,188,832	$2,270,016
Cash severance payment	$7,737,970	$10,834,960	$4,361,974	$3,084,230	$2,677,623
Continued health care benefits	$23,511	$17,510	$25,589	$23,511	$6,780
Outplacement services	$110,000	$122,199	$68,466	$61,469	$54,772
Excise tax	$0	$0	$0	$0	N/A

Total	$19,611,816	$32,695,699	$10,226,889	$7,484,704	$5,848,226

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2016.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,539,272	(1,2)	$163.61	2,557,106	(3)
Equity compensation plans not approved by security holders	-0-		—	—

Total	5,539,272	(1,2)	$163.61	2,557,106	(3)

[1]

This amount represents 5,163,709 shares of common stock subject to outstanding stock options and 367,612 shares of common stock subject to outstanding RSUs under our 2006 Equity and Performance Incentive Plan; and 7,951 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors.

[2]	At December 31, 2016, the 5,163,709 outstanding option rights had a weighted-average expected term of 6.25 years.

[3]

This amount includes 2,462,564 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 94,542 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVES

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules. This annual vote is commonly known as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) is competitive by attracting, retaining and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to company and business unit performance and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded — through growth in the value of our stock. We believe our program achieves this objective.

The Compensation Discussion and Analysis describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2016 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the Compensation Discussion and Analysis.

Accordingly, the Board of Directors requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Although this advisory vote on the compensation of the named executives is not binding on us, the Board and the Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. Subject to this year’s shareholder vote on the frequency of holding future advisory votes on the compensation of the named executives (Proposal 3), we intend to hold this vote annually, with the next vote expected to occur at our 2018 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executives.

PROPOSAL 3 — ADVISORY APPROVAL OF THE FREQUENCY OF

THE ADVISORY VOTE ON THE COMPENSATION

OF THE NAMED EXECUTIVES

In addition to the advisory vote on the compensation of the named executives (Proposal 2), the Dodd-Frank Act also requires that we provide an opportunity for our shareholders to indicate how frequently we should hold the advisory vote on the compensation of the named executives. This “frequency” vote is required to be held at least once every six years. We last held a frequency vote at our 2011 Annual Meeting. At that meeting, our shareholders voted in favor of holding annual advisory votes on the compensation of the named executives, and we have held annual votes since then.

After careful consideration, the Board of Directors believes we should continue to hold annual advisory votes on the compensation of the named executives. In reaching its recommendation, the Board believes that an annual vote will continue to allow our shareholders to provide us with timely input on our executive compensation philosophy, policies and programs.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting. Although this vote is advisory and not binding, the Board and Sherwin-Williams highly value the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of future shareholder votes on the compensation of the named executives. We expect to hold our next frequency vote at our 2023 Annual Meeting.

The Board of Directors unanimously recommends you vote for “EVERY YEAR” on Proposal 3 relating to the advisory approval of the frequency of the advisory vote on the compensation of the named executives.

PROPOSAL 4 — APPROVAL OF THE SHERWIN-WILLIAMS COMPANY

2007 EXECUTIVE ANNUAL PERFORMANCE BONUS PLAN

(AMENDED AND RESTATED AS OF APRIL 19, 2017)

Overview.

On February 15, 2017, the Board of Directors unanimously approved and adopted, subject to the approval of Sherwin-Williams’ shareholders at the Annual Meeting, the amendment and restatement of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (renamed the 2007 Executive Annual Performance Bonus Plan) (the “Performance Plan”). The Performance Plan is an annual cash incentive plan that is designed to attract, retain and incentivize our executives and other key employees, as well as to encourage individual and team behavior that helps us achieve both short- and long-term corporate objectives.

The Performance Plan has been in effect since January 1, 2007 and was last approved by Sherwin-Williams’ shareholders at our 2012 Annual Meeting of Shareholders. This amended and restated Performance Plan will become effective upon the approval by Sherwin-Williams’ shareholders at the Annual Meeting (or if the vote on the Performance Plan is postponed, such other date on which a shareholders’ meeting to approve the Performance Plan occurs) and shall remain in effect until such time as Sherwin-Williams may decide to terminate the Performance Plan. If the Performance Plan, as amended and restated, is not approved by Sherwin-Williams’ shareholders, then the Performance Plan in effect immediately prior to the Annual Meeting will remain in effect.

The following is a summary of the principal features of the Performance Plan, which is qualified in its entirety by reference to the complete text of the Performance Plan, a copy of which is attached as Appendix B to this Proxy Statement. To the extent this summary description differs from the text of the Performance Plan attached as Appendix B, the text of the Performance Plan controls.

Purpose of the Proposal.

The Performance Plan is intended to provide performance-based cash compensation that is fully deductible by Sherwin-Williams for federal income tax purposes under Section 162(m) of the Code and related regulations (“Section 162(m)”). Section 162(m) limits the deductibility of compensation paid to each of our “covered employees” (that is, our Chief Executive Officer and three other most highly-compensated executive officers, other than our Chief Financial Officer) (each, a “162(m) Participant”) to $1 million in a taxable year, unless the compensation meets the requirements of “qualified performance-based compensation” under Section 162(m).

One of the requirements of Section 162(m) is that shareholders approve the material terms of the performance goals pursuant to which the compensation is to be paid at least once every five years. Accordingly, we are asking our shareholders to approve the material terms of the performance awards in accordance with Section 162(m). If our shareholders approve the material terms of the performance goals under the Performance Plan, assuming that all other requirements under Section 162(m) of the Code are met, Sherwin-Williams may be able to obtain tax deductions with respect to awards issued to our “covered employees” without regard to Section 162(m) limitations through our 2022 Annual Meeting of Shareholders. If Sherwin-Williams’ shareholders do not approve this proposal, Sherwin-Williams will generally be limited in its ability to avail itself of certain tax deductions.

Description of Principal Changes to the Performance Plan.

The Board of Directors has approved certain principal changes that are reflected in the amended and restated Performance Plan, which changes are subject to shareholder approval. As amended and restated, the Performance Plan:

•

expands the list of performance goals from which the Compensation Committee may select in granting awards that are intended to qualify as “performance-based compensation” under Section 162(m), including related adjustments;

•	increases the maximum amount that may be paid to any participant under the Performance Plan from $5,000,000 to $7,500,000 per year;

•

expands Sherwin-Williams’ ability to “clawback” or recoup previously granted awards pursuant to any applicable law, regulation, stock exchange listing requirement, or Sherwin-Williams’ policy, and requires participants to acknowledge that they will cooperate with Sherwin-Williams in connection with the recoupment of such awards;

•	broadens the Compensation Committee’s authority to impose additional restrictions and adjust awards in connection with determining award payouts, unless not permitted by Section 162(m); and

•	makes certain other conforming and non-substantive changes to the Performance Plan.

Administration.

The Compensation Committee is responsible for the general administration and interpretation of the Performance Plan. The Compensation Committee currently consists of five independent members of the Board of Directors who are “outside directors” as defined by Section 162(m) and related regulations. The Compensation Committee may delegate authority to our Chief Executive Officer and other employees in accordance with the Performance Plan and applicable law and regulations.

Eligibility and Participation.

Sherwin-Williams executives and other key employees of Sherwin-Williams and its subsidiaries may be selected by the Compensation Committee (or its delegate) to participate in the Performance Plan. In addition, the Performance Plan applies additional restrictions on eligible participants who are, or the Compensation Committee determines are likely to become, “covered employees” under Section 162(m). Approximately 160 individuals, which includes all Sherwin-Williams executives, currently are eligible to participate in the Performance Plan.

Performance Goals.

Performance goals may be based on Company-wide objectives and/or objectives that are related to the performance of an individual or a subsidiary, division, department or function within Sherwin-Williams (or a subsidiary). Performance goals may differ, depending on the participant and/or award.

For awards that are intended to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee may choose one or more of the following performance goals: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed, return on capital; return on sales; sales; sales per employee; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; total debt to capitalization; gallon growth; interest coverage; inventory management; profit after tax; reduction of fixed costs; working capital; return on equity; and enterprise value.

Any of these performance goals may be applied on an absolute or relative basis (including the Standard & Poor’s 500 Stock Index), and also may include other objective goals established by the Compensation Committee. To the extent consistent with Section 162(m), the Compensation Committee may make certain adjustments to the performance goals, to exclude or include the effect of specified events that occur during a performance period, including, without limitation the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact our business; the effect of any statements issued by the Financial Accounting Standards Board or its committees; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in Sherwin-Williams’ annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

Performance Goal Determination.    Our Chief Executive Officer will recommend the process for measuring performance and results to the Compensation Committee. The Compensation Committee, after consulting with our Chief Executive Officer, may determine to modify or adjust performance goals and may also establish additional restrictions or conditions on awards (i.e., an individual performance rating). The Compensation Committee may also, in its discretion, decrease or increase any award, consistent with the terms and requirements of the Performance Plan.

Notwithstanding the foregoing, for awards that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m), the Section 162(m) performance goal(s) will be set forth in writing in the first 90 days of the performance period. Such goals, as specified (including with related adjustments) prior to the end of such 90-day period, will not be subject to modification thereafter.

Target Award Determination.    Our Chief Executive Officer may recommend, subject to the Compensation Committee’s approval, each participant’s target award.

Payout Formula Determination.    The Compensation Committee annually establishes a payout formula for purposes of determining awards payable to participants. The portion of the payout formula that establishes the maximum amount payable to each 162(m) Participant will: (i) be set forth in writing within the first 90 days of the year, (ii) be based on a comparison of actual performance to the Section 162(m) performance goals, and (iii) provide an objective method for computing the amount of compensation payable to each 162(m) Participant based on the level of achievement of the Section 162(m) performance goals (subject to the Compensation Committee’s discretion to reduce, but not to increase, the amount payable).

Payments.

Awards are computed for each participant after the end of each year. The Compensation Committee will certify in writing the extent to which the performance goals applicable to each 162(m) Participant were achieved or exceeded.

Participants must be actively employed with Sherwin-Williams or a subsidiary on the last day of the year to receive an award for that year. A participant may also be eligible to receive an award in the event the participant’s employment is terminated as a result of the participant’s death, disability, retirement, or a reduction in force (in the case of disability, retirement and reduction in force, as determined in the sole discretion of the Compensation Committee) or the participant’s transfer to a non-included affiliate during the year. All awards will be paid in cash as soon as practicable following the determination and written certification of the awards earned for a year.

Clawback.

An award (or any part thereof) may provide for its cancellation or forfeiture or the forfeiture and repayment to Sherwin-Williams of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board of Directors in accordance with Sherwin-Williams’ Executive Adjustment and Recapture Policy, as may be amended from time to time, any successor policy or otherwise, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for Sherwin-Williams with respect to awards and recovery of amounts relating thereto. By accepting awards under the Performance Plan, participants will agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, Sherwin-Williams to recover or recoup any award or amount paid under the Performance Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Sherwin-Williams’ policy. Such cooperation and assistance will include, but not be limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Performance Plan from a participant’s accounts, or pending or future compensation or awards.

Amendments and Termination.

The Compensation Committee may amend, modify, suspend or terminate the Performance Plan, in whole or in part, at any time. However, no amendment, modification, suspension or termination will be made if it would materially impair any payments to participants made prior to such amendment, modification, suspension or termination, unless the Compensation Committee determines that such amendment or modification is in the best interests of all participants to whom awards have been granted. With respect to 162(m) Participants, in no event will any amendment or modification cause the applicable compensation to fail to be “qualified performance-based compensation” under Section 162(m).

Federal Income Tax Consequences.

A participant generally will not recognize income upon the grant of an award. Upon payment of the award, the participant will recognize ordinary income in an amount equal to the cash received. When the participant recognizes ordinary income upon payment of an award, we expect that Sherwin-Williams will generally be entitled to a tax deduction in the same amount.

Although the Performance Plan is designed so that awards qualify for the “performance-based compensation” exception under Section 162(m), the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to Sherwin-Williams.

New Plan Benefits.

Any awards made under the Performance Plan will be at the discretion of our Compensation Committee. Therefore, it is not possible at present to determine awards or amounts of awards that will be granted to any person in the future. As to awards that are currently outstanding under the Performance Plan, the amounts payable thereunder are not determinable at this time since any amounts payable thereunder are wholly dependent upon the achievement of annual performance goals, the achievement of which will not be determined until the first quarter of 2018.

Because our executive officers are eligible to receive awards under the Performance Plan, they may be deemed to have a personal interest in the approval of this Proposal 4.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 4 to approve The Sherwin-Williams Company 2007 Executive Annual

Performance Bonus Plan (Amended and Restated as of April 19, 2017).

PROPOSAL 5 — APPROVAL OF THE SHERWIN-WILLIAMS COMPANY

2006 EQUITY AND PERFORMANCE INCENTIVE PLAN

(AMENDED AND RESTATED AS OF APRIL 19, 2017)

Overview.

On February 15, 2017, the Board of Directors unanimously approved and adopted, subject to the approval of Sherwin-Williams’ shareholders at the Annual Meeting, The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) (the “Amended Plan”). The Amended Plan is a long-term incentive plan designed to attract and retain officers and other employees of Sherwin-Williams and its subsidiaries, help align the economic interests between such persons and the shareholders of Sherwin-Williams, and provide such persons with incentives and rewards for performance.

If approved by Sherwin-Williams’ shareholders at the Annual Meeting, the Amended Plan will replace The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of February 17, 2015) (the “Current Plan”), and the Amended Plan will be effective upon this approval. If the shareholder vote on the Amended Plan at the Annual Meeting is postponed, the Amended Plan will be effective on such date on which a shareholders’ meeting to vote to approve the Amended Plan occurs, and, until such time, the Current Plan will continue in effect, in accordance with its terms.

The following is a summary of the principal provisions of the Amended Plan, which is qualified in its entirety by reference to the complete text of the Amended Plan, a copy of which is attached as Appendix C to this Proxy Statement. To the extent the description below differs from the text of the Amended Plan set forth in Appendix C, the text of the Amended Plan controls.

Purposes of this Proposal.

The primary purposes of this proposal are to (i) increase the number of shares authorized for issuance under the Current Plan from 19,200,000 to 23,700,000 under the Amended Plan and (ii) preserve and extend Sherwin-Williams’ ability to deduct “qualified performance-based compensation” granted to certain of its executive officers, without regard to the limitation imposed by Section 162(m).

Section 162(m) Approval.    Section 162(m) generally limits Sherwin-Williams’ ability to deduct certain compensation paid to each of our “covered employees” (that is, our Chief Executive Officer and our next three most highly-compensated executive officers, other than our Chief Financial Officer) to $1 million in a taxable year, unless the compensation meets the requirements of “qualified performance-based compensation” under Section 162(m). Section 162(m) requires shareholder approval of the plan under which the “qualified performance-based compensation” may be granted, including approval of the performance measures pursuant to which such awards may be paid, at least every five years. If Sherwin-Williams’ shareholders approve the Amended Plan, assuming that all other requirements under Section 162(m) are met, we may be able to obtain tax deductions with respect to awards issued under the Amended Plan to our “covered employees” through our 2022 Annual Meeting of Shareholders. If Sherwin-Williams’ shareholders do not approve this proposal, Sherwin-Williams will generally be limited in its ability to make certain performance-based awards and avail itself of certain tax deductions.

Increase in the Number of Available Shares.    The Current Plan authorizes the issuance of a total of 19,200,000 shares of common stock. As of February 17, 2017, 11,799,350 of these shares had been issued (exclusive of outstanding awards) and 5,381,099 shares were subject to outstanding awards, leaving 2,019,551 shares available for future awards under the Current Plan. Compensation Advisory Partners, the independent compensation consultant for the Compensation Committee assisted the Board of Directors in determining the requested number of shares to be added to the Amended Plan, including by providing an analysis of leading proxy advisory firms’ policies on equity-based compensation plans and while considering the shares required to deliver competitive compensation to our employees, our annual burn rate and the impact of the share request on dilution. In consideration of the foregoing, the Board of Directors approved a proposed increase of 4,500,000 shares available for issuance under the Amended Plan, which increase represents approximately 4.8% of the outstanding common stock of Sherwin-Williams as of February 17, 2017 based on 93,442,021 shares outstanding on such date.

Updated Equity Compensation Plan Information.

The table below provides updated information about Sherwin-Williams common stock subject to equity compensation plans as of February 17, 2017.

Total as of February 17, 2017
Shares Available for Future Awards under Equity Plans(1)	2,109,242
Shares Subject to Outstanding Stock Options	4,844,137
Weighted Average Exercise Price	$168.68
Weighted Average Remaining Term (in years)	6.30
Shares Subject to Outstanding Full Value Awards (including outstanding performance-based awards) under the Current Plan and the Director Plan	546,701

[1]

This amount includes 2,019,551 shares of common stock remaining available for future awards under the Current Plan and 89,691 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors (the “Director Plan”).

The Amended Plan also reflects an expanded list of performance measures, or management objectives (which is the term used in the Amended Plan), and related adjustments to such measures, as compared to the Current Plan.

Description of Other Principal Changes to the Amended Plan.

The Board of Directors has approved the following principal changes, as reflected in the Amended Plan, which changes are subject to shareholder approval of the Amended Plan:

•

Share counting.    Under the Amended Plan, each share relating to a full-value award (including restricted stock, restricted stock units (“RSUs”), and performance-based RSUs) will count as three shares against the Amended Plan’s pool of shares of common stock available for awards (instead of counting as two shares, as provided for in the Current Plan).

•

Additional restrictions on share recycling.    The Amended Plan prohibits the adding back to the pool of shares under the Amended Plan those shares used in payment of the base price of stock appreciation rights (“SARs”). This limitation is in addition to other “share recycling” limitations set forth in the Current Plan, including the prohibition on adding back shares used in payment of option exercise price or withholding taxes.

•

Minimum vesting periods for option rights and SARs.    The Amended Plan includes a new minimum one-year vesting schedule for stock options and SARs. These minimum vesting schedules are in addition to the (i) one-year minimum vesting schedules in the Current Plan with respect to performance-based awards and (ii) three-year minimum vesting schedules with respect to time-based vesting restricted stock and RSU awards.

•

No payment of dividends until related awards have vested or been earned. The Amended Plan clarifies that dividends or dividend equivalents relating to the grant of restricted stock or RSU awards will not be paid unless and until the applicable restricted period has lapsed or the performance measures relating to such awards have been achieved.

•	No accelerated vesting for retirement. The Amended Plan eliminates retirement as a basis for the acceleration of vesting of awards.

•

Revised “Change of Control” definition.    The “Change of Control” definition in the Amended Plan has been modified principally to require that a “consummation” of a liquidation or dissolution of Sherwin-Williams occur in order to trigger a “Change of Control” event, in contrast to the Current Plan, which requires only shareholder approval of such an event as the change of control trigger.

•

Enhanced clawback provisions.    The Amended Plan expands Sherwin-Williams’ ability to “clawback” or recoup previously-granted awards pursuant to any applicable law, regulation, stock exchange listing requirement, or Sherwin-Williams’ policy, and requires participants in the Amended Plan to acknowledge that they will cooperate with Sherwin-Williams in connection with the recoupment of such awards.

•

Other changes.    The Amended Plan provides for certain clarifying changes and revisions, including with respect to the tax provisions of the Amended Plan and specific statutory requirements applicable to incentive stock options, as well as to other administrative provisions and definitions.

Administration.

The Board of Directors has authority to administer the Amended Plan. Under the Amended Plan, the Board of Directors may delegate any or all of its powers to the Compensation Committee, another committee of the Board of Directors, or a subcommittee, which authority the Board of Directors has so delegated to the Compensation Committee. Pursuant to the Board of Directors delegation of authority to the Compensation Committee, the Compensation Committee is the “Board” within the meaning of the Amended Plan and is authorized to interpret the Amended Plan and related agreements and other documents, among other matters. Any determination by the Compensation Committee pursuant to any provision of such documents will be final and conclusive. The Board of Directors and Compensation Committee may delegate authority to one or more officers of Sherwin-Williams to grant and determine the terms and conditions of awards granted under the Amended Plan in compliance with applicable law and regulations.

Eligibility.

Any officer or employee of Sherwin-Williams and its subsidiaries, or any person who has agreed to commence serving as an officer or employee within 90 days of the date that an award is granted, may be selected to participate in the Amended Plan. Individuals who provide services to Sherwin-Williams or a subsidiary that are substantially equivalent to those services typically provided by an employee also may participate in the Amended Plan. The selection of individuals who may receive awards under the Amended Plan, and the number of shares subject to such awards, is entirely within the Compensation Committee’s discretion. Approximately 2,200 employees of Sherwin-Williams and its subsidiaries currently are eligible to participate in the Amended Plan.

Shares Available for Awards.

Subject to adjustment as provided in the Amended Plan, the aggregate number of shares of common stock reserved under and available for issuance pursuant to the Amended Plan is 6,519,551, which consists of 4,500,000 shares not previously authorized for issuance under the Current Plan, plus 2,019,551 shares previously authorized for issuance under the Current Plan (but not subject to outstanding awards) as of February 17, 2017.

Fungible Pool and Share Counting.

Each share of common stock issued pursuant to an award of option rights or SARs will reduce the aggregate number of shares available under the Amended Plan by one share of common stock. Each share of common stock issued or transferred (and in the case of shares of restricted stock, released from all substantial risks of forfeiture) pursuant to an award other than of option rights or SARs will reduce the aggregate number of shares available under the Amended Plan by (i) two shares of common stock if issued or transferred pursuant to an award granted prior to April 19, 2017 and (ii) three shares of common stock if issued or transferred pursuant to an award granted on or after April 19, 2017. Any award (or portion of an award) that is to be settled in cash will not be counted against, or have any effect upon, the number of shares of common stock available for issuance under the Amended Plan. Any shares of common stock that again become available for issuance under the Amended Plan will be added back to the aggregate plan limit in this same manner, except for: (i) shares used to pay the exercise or base price of an option right or SAR, as applicable; (ii) shares not issued upon the settlement of SARs; (iii) shares used to satisfy applicable tax withholding obligations; or (iv) shares repurchased by Sherwin-Williams using proceeds from the exercise of option rights.

Award Types.

The Amended Plan authorizes the granting of the following types of awards.

Option Rights.    Option rights entitle the optionee to purchase a specified number of shares of common stock of Sherwin-Williams at a price not less than the fair market value per share on the date of grant (or, in the case of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of Sherwin-Williams’ common stock (a “10% Shareholder”), not less than 110% of the fair market value per share). Option rights may consist of incentive stock options, which may only be granted to participants who satisfy the definition of “employee” under Section 3401(c) of the Code, and nonqualified stock options. Option rights granted under the Amended Plan have a maximum term of 10 years (or five years in the case of an incentive stock option granted to a 10% Shareholder). The exercise price of an option right may be payable (i) in cash, by check or by wire transfer; (ii) by transfer to Sherwin-Williams of shares of common stock owned by the optionee having a value equal to the exercise price; (iii) by a combination of the foregoing payment methods; or (iv) by such other methods as may be approved by the Compensation Committee.

Option rights will have an initial vesting schedule of at least one year, subject to earlier vesting in the event of death or disability of the participant or a change of control of Sherwin-Williams. Any grant of option rights may specify that performance measures must be achieved prior to vesting.

Until the shares of common stock relating to option rights have been issued (as evidenced by the appropriate entry on the books of Sherwin-Williams or of its duly authorized transfer agent), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares relating to the option rights, notwithstanding the exercise of the option rights.

SARs.    Under the Amended Plan, SARs may be granted in tandem with option rights (a “tandem SAR”) or on a standalone basis (a “freestanding SAR”). A SAR is a right, exercisable by surrender of the related option right (if a tandem SAR) or by itself (if a freestanding SAR), to receive from Sherwin-Williams an amount not exceeding 100% of the spread between the base price established for the SAR (or option price if a tandem SAR) and the value of a share of common stock on the date of exercise. A SAR may be paid in cash, shares of common stock, or any combination of both. Any SAR grant will have an initial vesting schedule of at least one year, subject to earlier vesting in the event of death or disability of the participant or a change of control of Sherwin-Williams. Any grant of SARs may specify that certain performance measures must be achieved as a condition to vesting.

Tandem SARs generally may be granted at any time prior to the exercise or termination of the related option rights, but a tandem SAR awarded in relation to an incentive stock option must be granted concurrently with such incentive stock option. Tandem SARs may be exercised only when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Freestanding SARs must have a base price that is not less than the fair market value of a share of common stock on the date of grant, and have a maximum term of ten years.

Until the shares of common stock relating to SARs have been issued (as evidenced by the appropriate entry on the books of Sherwin-Williams or of its duly authorized transfer agent), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares of common stock relating to the SARs, notwithstanding the exercise of the SARs.

Restricted Stock.    A grant of restricted stock constitutes the immediate transfer by Sherwin-Williams to a participant of shares of common stock that are subject to a substantial risk of forfeiture and restrictions on transfer. During the restriction period, the participant is entitled to voting, dividend and other ownership rights in such shares; provided, however, that dividends or other distributions on restricted stock will not be paid unless and until the restrictions lapse or achievement of the applicable performance measures. A restricted stock grant may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of a share of common stock on the date of grant.

A grant of restricted stock may be subject to time-based or performance-based restrictions. If the elimination of restrictions is based only on the passage of time, then the aggregate minimum restriction period will be three years, which restrictions may be removed no sooner than ratably on an annual basis (but not earlier than the first anniversary of the date of grant) during such period, as determined by the Compensation Committee at the date of grant. Any grant of performance-based restricted stock will have a minimum restriction period of one year, and may specify performance measures that, if achieved, will result in elimination of the restrictions applicable to the restricted stock. Each grant of restricted stock will provide that during or after the restriction period, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant. Any grant of restricted stock may provide for the earlier lapse of the applicable restrictions in the event of death or disability of the participant, or a change of control of Sherwin-Williams.

RSUs.    A grant of RSUs constitutes an agreement by Sherwin-Williams to deliver shares of common stock or cash to the participant in the future, subject to the fulfillment of such conditions (which may include the achievement of performance measures) during a restriction period as specified by the Compensation Committee. RSU awards may be made without additional consideration or in consideration of a payment by a participant that is less than the fair market value per share at the date of grant. During the restriction period, the participant has no right to transfer any rights under his or her award, no rights of ownership in the underlying shares, and no right to vote them, but the Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents, either in cash or in additional shares of common stock. Dividend equivalents on RSUs will not be paid unless and until the applicable restriction period has lapsed, or the applicable performance measures have been achieved. Each grant will specify how RSUs that have been earned will be paid out and whether such amount may be paid in cash, shares of common stock, or a combination of both.

If a grant of RSUs is subject only to time-based restrictions, the aggregate minimum restriction period will be three years. Restrictions may be removed no sooner than ratably on an annual basis (but not earlier than the first anniversary of the date of grant) during such period, as determined by the Compensation Committee at the date of grant. Any grant of performance-based RSUs will have a minimum restriction period of one year, and may specify performance measures that, if achieved, will result in elimination of the restrictions applicable to such RSUs. The Compensation Committee may provide for a shorter restriction period in the event of death or disability of the participant, or a change of control of Sherwin-Williams.

Performance Shares, Performance Share Units and Performance Units.    A performance share or performance share unit is the equivalent of one share of common stock, and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A grant of performance shares, performance share units or performance units will specify the number of performance shares, performance share units or performance units to which it pertains, which number may be adjusted consistent with the terms of the Amended Plan, provided that no such adjustment will be made if such action would result in the loss of an otherwise available exemption of the award under Section 162(m).

Performance shares, performance share units and performance units will become payable to a participant upon achievement of specified objectives during the applicable performance period, which may not be less than one year (subject to earlier lapse or modification in the event of death or disability of the participant, or a change of control of Sherwin-Williams), as determined by the Compensation Committee at the time of grant. Each grant may also specify minimum acceptable level(s) of achievement of the performance measures and will set forth a formula for determining the number of performance shares, performance share units or performance units that will be earned based upon attainment of such level(s). Each grant will specify the time and manner of payment of performance shares, performance share units or performance units that have been earned, which may be paid in cash, shares of common stock, or a combination of both, as set forth in the evidence of award. The grant may specify a maximum amount payable, and may provide for the payment of dividend equivalents, either in cash or in shares of common stock, on a deferred basis contingent upon the achievement of the applicable performance measures.

Other Awards.    The Compensation Committee may grant to any participant such other awards related to shares of common stock (or factors that may influence the value of such shares), including: convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of common stock; purchase rights for shares of common stock; awards with value and payment contingent upon performance of Sherwin-Williams or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee; and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of Sherwin-Williams.

Cash awards also may be granted under the Amended Plan. The Compensation Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of Sherwin-Williams or any of its subsidiaries to pay cash or deliver other property under the Amended Plan or other plans or compensatory arrangements, subject to such terms as determined by the Compensation Committee consistent with Section 409A of the Code (“Section 409A”).

If the earning or vesting of other awards is based only on the passage of time rather than the achievement of performance measures, the aggregate restriction period will be no shorter than three years. Restrictions may be removed no sooner than ratably on an annual basis during the three-year restriction period, as determined by the Compensation Committee at the date of grant. If the earning or vesting of other awards is based on the achievement of performance measures, the restriction period must be at least one year. Any grant of other awards may provide for earlier vesting in the event of the death or disability of the participant, or a change of control of Sherwin-Williams.

The Compensation Committee may, at the grant date of other awards, provide for the payment of dividends or dividend equivalents, as applicable, to the holder thereof, either in cash or in additional shares of common stock, which will be paid contingent on the lapse of the substantial risk of forfeiture or other restrictions and/or achievement of the applicable performance measures.

5% Aggregate Share Exception to Minimum Vesting Schedules.

Up to 5% of the maximum number of shares available under the Amended Plan may be used for option rights, SARs, restricted stock, RSUs and other awards that have restriction periods of less than one year or three years, as applicable.

Limitations on Awards.

Subject to adjustment as described in the Amended Plan, no participant in the Amended Plan may be granted, during any calendar year, under the Amended Plan:

•	option rights or SARs, in the aggregate, for more than 500,000 shares of common stock;

•

restricted stock, RSUs, performance shares or other share-based awards that are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m), in the aggregate, for more than 200,000 shares of common stock (at a maximum award level);

•

an award of performance units that is intended to qualify as “qualified performance-based compensation” under Section 162(m) with an aggregate value in excess of $7,500,000 (at a maximum award level); and

•	other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) with an aggregate value in excess of $7,500,000 (at a maximum award level).

In addition, the Amended Plan limits the aggregate number of shares that may be issued or transferred by the Company upon the exercise of incentive stock options to 23,700,000.

Performance Measures.

Awards under the Amended Plan may be granted contingent upon achievement of “management objectives,” or measurable performance measures. These performance measures may be objectives that are (i) company-wide, (ii) related to the performance of an individual participant, or (iii) related to the performance of a subsidiary, division, department, region or function within Sherwin-Williams. Performance measures may be made on an absolute or relative basis, including relative to the performance of one or more other companies or subsidiaries, an index, or other performance criteria. Awards subject to performance measures may or may not be intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m). Performance measures may be modified consistent with the terms of the Amended Plan.

Section 162(m) Performance Measures.

Section 162(m) disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our next three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, the deduction limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m).

Generally, compensation attributable to performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) if: (i) the grant is made by a committee of outside directors for purposes of Section 162(m); (ii) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (iii) the amount of compensation an individual may receive under the award is based solely on the achievement of one or more pre-established performance measures which incorporate business criteria approved by shareholders. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements of Section 162(m).

In particular, the Amended Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award,” which are as follows: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed; return on capital; return on sales; sales; sales per dollar of assets; sales per employee; economic value added; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; cost reductions; debt reduction; debt leverage; total debt to capitalization; facilities open; gallon growth; interest coverage; inventory management; productivity improvement; profit after tax; reduction of fixed costs; working capital; enterprise value; asset management; environmental, health and/or safety goals; regulatory achievements; recruiting or maintaining personnel; customer growth; research and development achievements; strategic sustainability metrics; accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings, or similar business transactions; achievement of business or operational goals such as market share, business development and/or customer objectives; manufacturing achievements; joint venture or other similar arrangements; any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Compensation Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index; or any other objective goals established by the Compensation Committee. Where more specific metrics are listed within the categories herein, they are intended to be illustrative and are not to be construed as limitations on the more generic metrics.

The Compensation Committee also may specify adjustments to performance measures to include or exclude the effects of certain events, including any of the following events: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact our business; the effect of any statements issued by the Financial Accounting Standards Board or its committees; business combinations, reorganizations and/or restructuring programs, including, but not limited to reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Sherwin-Williams’ annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

While we believe it is in the best interests of Sherwin-Williams and its shareholders to have the ability to potentially grant “qualified performance-based compensation” under the Amended Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) under the Amended Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

Limitations on Transferability.

No award granted under the Amended Plan is transferable by a participant, except upon death, by will or by the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, option rights and SARs are exercisable during the participant’s lifetime only by him or her, or by his or her guardian or legal representative. An evidence of award may specify that shares of common stock will be subject to further restrictions on transfer as provided in the Amended Plan.

Change of Control.

The treatment of outstanding awards upon a change of control depends on whether or not the awards are assumed by the entity effecting the change of control. Upon the occurrence of a change of control (as defined in the Amended Plan), any awards made to a participant under the Amended Plan that are assumed by the surviving entity will continue to vest and become exercisable in accordance with the terms of the original grant unless, during the three-year period commencing on the date of the change of control, the participant is involuntarily terminated for reasons other than for “cause” or the participant terminates his or her employment for “good reason” (each as defined in the Amended Plan). If a participant’s employment is terminated under such circumstances, any outstanding option rights and SARs will become fully vested and exercisable, any restrictions that apply to awards made pursuant to the Amended Plan will lapse, and awards made pursuant to the Amended Plan that are subject to performance measures will immediately be earned or vest and will become immediately payable in accordance with their terms as if 100% of the performance measures have been achieved on the date of termination. The foregoing treatment is known as a “double-trigger” change of control.

Any awards made under the Amended Plan that are not assumed by the entity effecting the change of control will, upon the change of control, become fully vested and exercisable on the date of the change of control or immediately vest and become immediately payable in accordance with their terms as if, in the case of awards subject to performance measures, 100% of the applicable performance measures have been achieved, and any restrictions that apply to such awards will lapse.

Anti-Dilution Adjustments.

The Compensation Committee will make or provide for such adjustments in the number or kind of shares covered by outstanding awards under the Amended Plan and, if applicable, the option price or base price per share, or the provision for cash or other securities, in each case, as the Compensation Committee, in its sole discretion, determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, spin-off, split-off, spin-out, reorganization, liquidation, issuance of rights or warrants, and similar events. In the event of any such transaction or event, the Compensation Committee, in its discretion, will substitute any or all outstanding awards under the Amended Plan with such alternative consideration (including cash), if any, that it determines to be equitable in the circumstances, and may require the surrender of all awards so replaced in a manner that complies with Section 409A. In addition, for each option right or SAR with an option price or base price greater than the consideration offered in connection with any such transaction or event or change of control, the Compensation Committee may, in its sole discretion, elect to cancel such option right or SAR without any payment. The Compensation Committee will also make or provide for such adjustments in the number of shares available under the Amended Plan and the other limitations contained in the Amended Plan as the Compensation Committee shall determine appropriate to reflect any transaction or event described above. Any adjustment to the number of shares of common stock available for the grant of incentive stock options will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify.

Clawback.

The Amended Plan includes a recoupment, or “clawback” provision, under which any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Sherwin-Williams of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee or Board of Directors in accordance with Sherwin-Williams’ Executive Adjustment and Recapture Policy (or successor policy) or otherwise, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement. By accepting awards under the Amended Plan, participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, Sherwin-Williams to recover or recoup any award or amount paid under the Amended Plan subject to clawback pursuant to any applicable law, government regulation, stock exchange listing requirement or policy of Sherwin-Williams. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid to a participant’s accounts, or pending or future compensation awards.

Repricing Prohibition.

Notwithstanding any other provision of the Amended Plan, except in connection with certain corporate transactions or events described in the Amended Plan, the Compensation Committee may not, without obtaining shareholder approval, (i) amend the terms of outstanding option rights or SARs to reduce the option price or base price, as applicable, of such outstanding option rights or SARs; (ii) cancel outstanding option rights or SARs in exchange for option rights or SARs with an option price or base price, as applicable, that is less than the option price or base price, as applicable, of the original option rights or SARs; or (iii) cancel outstanding option rights or SARs with an option price or base price, as applicable, above the then-current common stock price in exchange for cash or other securities.

Amendments and Termination.

The Compensation Committee may amend the Amended Plan from time to time without further approval by Sherwin-Williams’ shareholders, except that an amendment will be subject to shareholder approval if such amendment (i) would materially increase the benefits accruing to participants; (ii) would materially increase the number of securities which may be issued under the Amended Plan; (iii) would materially modify the requirements for participation in the Amended Plan; or (iv) must otherwise be approved by the shareholders in order to comply with applicable law or the rules and regulations of the New York Stock Exchange.

If permitted by Section 409A, but subject to the next paragraph, in the case of a termination of employment by reason of death or disability of a participant who holds an option right or SAR not immediately exercisable in full, or any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any performance shares or performance units which have not been fully earned, or any other awards made pursuant to the Amended Plan that have not been fully earned or that are subject to any vesting schedule or transfer restriction, or who holds shares of common stock subject to any other transfer restriction imposed pursuant to the Amended Plan, the Compensation Committee may, in its sole discretion, accelerate the time at which such option right, SAR or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such performance shares or performance units will be deemed to have been fully earned or the time when such other awards will be deemed to have been fully earned or vested or that such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except as otherwise provided in Section 12 of the Amended Plan relating to a change of control.

Subject to the prohibition on option and SAR repricing described above, the Compensation Committee may amend the terms of any award granted under the Amended Plan prospectively or retroactively, except in the case of an award intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) (other than in connection with the participant’s death or disability, or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m). In such case, the Compensation Committee will not make any modification of the performance measures or the level or levels of achievement with respect to such award. Subject to adjustments (as described above), no such amendment will materially impair the rights of any participant without his or her consent.

The Compensation Committee may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

Term of the Amended Plan.

No grant will be made under the Amended Plan more than 10 years after the date on which the Amended Plan is last approved by Sherwin-Williams’ shareholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended Plan.

Withholding Taxes.

To the extent Sherwin-Williams is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to Sherwin-Williams for such withholding are insufficient, the participant or such other person must make arrangements satisfactory to Sherwin-Williams for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit.

If a participant’s benefit is to be received in the form of common stock, and such participant fails to make arrangements for the payment of tax and other amounts, Sherwin-Williams will withhold a number of shares of common stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, unless otherwise provided by the Compensation Committee, when a participant is required to pay Sherwin-Williams an amount required to be withheld under applicable income and employment tax and other laws and regulations, the participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the participant, such number of shares of common stock having a value equal to the amount required to be withheld (except in the case of restricted stock where an election under Section 83(b) of the Code (“Section 83(b)”) has been made), or by delivering to Sherwin-Williams other shares of common stock held by such participant. The shares used for tax withholding will be valued at an amount equal to the real-time fair market value per share of the common stock at the time of exercise or vesting or when the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of common stock to be withheld and/or delivered pursuant to the tax withholding provision of the Amended Plan to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount of taxes or other amounts required to be withheld (except as otherwise approved by the Compensation Committee, in its discretion). Participants must also make such arrangements as Sherwin-Williams may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of common stock acquired upon the exercise of option rights, SARs or any other award.

Federal Income Tax Consequences.

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete, and does not describe federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants.

Non-qualified Option Rights.    In general, (1) no income will be recognized by an optionee at the time a non-qualified option right is granted; (2) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.    No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 (the “Restrictions”). However, a recipient who so elects under Section 83(b) within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.    No income generally will be recognized upon the award of RSUs. Any subsequent transfer of unrestricted shares of common stock or cash in satisfaction of such award generally will result in the recipient recognizing ordinary income at the time of transfer, in an amount equal to the aggregate amount of cash and the fair market value of the unrestricted shares of common stock received over the amount paid, if any, by the participant, and the capital gains/loss holding period for such shares also will commence on such date.

Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Tax Consequences to Sherwin-Williams and Its Subsidiaries.

To the extent that a participant recognizes ordinary income in the circumstances described above, Sherwin-Williams or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other items, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m). In this regard, certain types of awards under the Amended Plan, such as time-vested restricted stock and restricted stock units, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

New Plan Benefits.

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended Plan because the grant and actual settlement of awards under the Amended Plan are subject to the discretion of the plan administrators.

Because our executive officers are eligible to receive awards under the Amended Plan, they may be deemed to have a personal interest in the approval of this Proposal 5.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 5 to approve The Sherwin-Williams Company 2006 Equity and Performance

Incentive Plan (Amended and Restated as of April 19, 2017).

PROPOSAL 6 — RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2016. Additional information regarding the services provided to us by Ernst & Young LLP during 2016 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 6 to ratify the appointment of Ernst & Young LLP

as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2015 and December 31, 2016.

	2016	2015
Audit Fees	$4,070,041	$3,761,000
Audit-Related Fees	171,531	-0-
Tax Fees	628,175	634,000
All Other Fees	-0-	-0-

Total	$4,869,747	$4,395,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, certain audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, due diligence related to mergers and acquisitions and consultation on financial accounting and reporting.

Tax Fees.    These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2016. Unless otherwise noted, all of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse or child, except as otherwise provided below.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1,2,3,4)	Percent of Common Stock Beneficially Owned
A. F. Anton	13,899	*
C. M. Connor	1,062,283	1.14%
R. J. Davisson	38,926	*
S. P. Hennessy	114,978	*
D. F. Hodnik	10,819	*
T. G. Kadien	7,461	*
C. M. Kilbane	30,489	*
R. J. Kramer	5,421	*
S. J. Kropf	10,749	*
J. G. Morikis	149,025	*
C. A. Poon	1,383	*
J. M. Stropki	9,829	*
M. H. Thaman	0	*
M. Thornton III	1,032	*
S. H. Wunning	938	*
All directors and executive officers as a group	1,587,710	1.69%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]

These amounts include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares held under our Employee Stock Purchase and Savings Plan: Mr. Connor (49,497), Mr. Davisson (8,442), Mr. Hennessy (19,217), Ms. Kilbane (120), Mr. Morikis (17,440) and all executive officers as a group (110,812).

[2]	These amounts include shares of restricted stock owned over which directors and executive officers have voting power, but no investment power until restrictions lapse.

[3]

These amounts include the following number of shares of common stock for which the executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2016, through the exercise of stock options: Mr. Connor (576,070), Mr. Davisson (24,734), Mr. Hennessy (27,867), Ms. Kilbane (24,534), Mr. Morikis (47,580) and all executive officers as a group (772,419). These amounts also include the following number of shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days from December 31, 2016, through the vesting of time-based RSUs: 323 for each of Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Stropki and Thornton, 156 for Mr. Wunning and 2,740 for all directors as a group.

[4]

These amounts do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Kadien (2,566), Mrs. Kropf (16,438) and all directors as a group (19,004). Under our Director Deferred Fee Plan, directors may defer payment of all or a portion of their director fees into a shadow stock account. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than 5% of our common stock, information regarding shares owned by each at December 31, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	10,710,973	(1)	11.5%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,536,217	(2)	6.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,910,358	(3)	6.4%

[1]

Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G filed on January 27, 2017 by BlackRock, Inc. (BlackRock), BlackRock owned 5,536,217 shares of common stock at December 31, 2016. Of the total shares, BlackRock had sole voting power over 4,613,307 shares, sole dispositive power over all of the shares and shared voting power and shared dispositive power over none of the shares.

[3]

Based on a Schedule 13G filed on February 13, 2017 by The Vanguard Group (Vanguard), an investment adviser, Vanguard owned 5,910,358 shares of common stock at December 31, 2016. Of the total shares, Vanguard had sole dispositive power over 5,769,900 shares, shared dispositive power over 140,458 shares, sole voting power over 125,719 shares and shared voting power over 16,289 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2016.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee is responsible for reviewing and approving these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar information available with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Nominating Committee has reviewed and approved the following transactions.

Christopher M. Connor retired from Sherwin-Williams as Executive Chairman on December 31, 2016 and will retire as a director at the Annual Meeting. Mr. Connor’s son-in-law, Nicholas A. Reif, is employed by Sherwin-Williams as Litigation Counsel. His total compensation for 2016, consisting of salary, annual incentive compensation, equity grants and retirement benefits, was approximately $128,599. His total compensation in prior years did not exceed $120,000. His compensation is consistent with our compensation practices and principles based upon his position, responsibility, experience, tenure and performance with Sherwin-Williams.

Allen J. Mistysyn is Sherwin-Williams’ Senior Vice President – Finance and Chief Financial Officer. In late 2016, Mr. Mistysyn married a Sherwin-Williams employee, Theresa A. Siegrist, who voluntarily ended her employment with Sherwin-Williams in early 2017. She was previously a Vice President of Sherwin-Williams. Her total compensation for 2016, consisting of salary, annual incentive compensation, equity grants and retirement benefits, was approximately $438,164. Her compensation was consistent with our compensation practices and principles based upon her position, responsibility, experience, tenure and performance with Sherwin-Williams.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 6, 2017 in order to be considered for inclusion in the proxy materials relating to the 2018 Annual Meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2016 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000. If you are receiving more than one copy of our proxy statements and annual reports at a single address and would like to participate in householding, please contact us at the address or phone number above. Shareholders who hold their shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon the request of such person and without charge, a copy of our 2016 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY

Board of Directors

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, Audit Committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	In addition to the relationships described in paragraph 1, in affirmatively determining the independence of any director who will serve on the Compensation and Management Development Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Sherwin-Williams which is material to that director’s ability to be independent from management in connection with the duties of a Compensation and Management Development Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Sherwin-Williams to such director; and (ii) whether such director is affiliated with Sherwin-Williams, a subsidiary of Sherwin-Williams or an affiliate of a subsidiary of Sherwin-Williams.

4.	The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family

A-1

member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

5.	For relationships not covered by the categorical standards in paragraphs 1 and 4, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 4. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 4 above.

6.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

7.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2

APPENDIX B

THE SHERWIN-WILLIAMS COMPANY

2007 Executive Annual Performance Bonus Plan

(As Amended and Restated as of April 19, 2017)

1.	Purpose. The purpose of The Sherwin-Williams Company 2007 Executive Annual Performance Bonus Plan (As Amended and Restated Effective April 19, 2017) (formerly known as The Sherwin-Williams Company 2007 Executive Performance Bonus Plan) (the “Plan”) is to attract and retain executives and other key employees for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and its Subsidiaries (as hereinafter defined) and to incent such persons for superior performance in producing results that increase shareholder value, as well as to encourage individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. This Plan is intended to provide performance-based compensation to certain individuals as further described herein that is fully deductible by the Company under federal tax law and is to be interpreted and operated accordingly.

2.	Definitions.

(a)	“162(m) Participant” means an eligible individual who is, or who the Committee determines is, likely to become a “Covered Employee” within the meaning of Section 162(m) with respect to an Award made under this Plan, in each case, as designated by the Committee.

(b)	“Award” means, with respect to each Participant, the award determined pursuant to Section 8 for a Plan Year. Each Award is determined by a Payout Formula(e) for the applicable Plan Year, subject to the Committee’s authority to adjust the Award otherwise payable.

(c)	“Base Salary” means, as to any Plan Year, the Participant’s actual salary paid during the Plan Year. Such Base Salary shall be determined before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation and Management Development Committee of the Board, or a sub-committee of that Committee, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(g)	“Determination Date” means the date which is 90 days after the commencement of the Plan Year (or such earlier or later date as may be required or permitted under applicable regulations under Section 162(m)).

(h)	“Maximum Award” means, as to any Participant for any particular Plan Year, $7.5 Million and 00/100 Dollars ($7,500,000.00) paid under this Plan for that year.

(i)	“Participant” means an eligible executive or other key employee of the Company or a Subsidiary participating in this Plan for a particular Plan Year as determined pursuant to Section 4.

(j)	“Payout Formula(e)” means as to any Plan Year, the formula(e), or payout matrix or matrices established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula(e), matrix or matrices may differ from Participant to Participant.

(k)	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(l)	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may differ from Participant to Participant and from Award to Award.

(m)	“Plan Year” means the Company’s fiscal year.

(n)	“Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulations, notice or otherwise.

(o)	“Section 162(m) Performance Measurement(s)” means Performance Goal(s) determined by the Committee that are intended to qualify an Award to a 162(m) Participant as Performance-Based Compensation, and that is based upon measurements with respect to any of the following: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed; return on capital; return on sales; sales; sales per employee; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; total debt to capitalization; gallon growth; interest coverage; inventory management; profit after tax; reduction of fixed costs; working capital; return on equity; enterprise value; any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index; or any other objective goals established by the Committee. Where more specific metrics are listed within the categories herein, they are intended to be illustrative and are not to be construed as limitations on the more generic metrics.

To the extent consistent with Section 162(m), on or prior to the Determination Date, the Committee may determine that certain adjustments to the Section 162(m) Performance Measurement(s) shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Plan Year, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact the business; the effect of any statements issued by the Financial Accounting Standards Board or its committees; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

Section 162(m) Performance Measurement(s) applicable to an Award may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Section 162(m) Performance Measurement(s) may also differ from Participant to Participant and from Award to Award. Section 162(m) Performance Measurement(s) must be substantially uncertain at the time they are established by the Committee.

(p)	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

(q)	“Target Award” means the target award payable under this Plan to a Participant for a Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as may be determined by the Committee in accordance with Section 6.

3.	Administration.

(a)	The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions. The Committee may adopt, amend and rescind such rules and regulations as it deems necessary, desirable or appropriate in administering this Plan, and the Committee may act at a meeting or in a written action without a meeting.

(b)	Subject to the requirements for qualifying compensation as Performance-Based Compensation:

(i)	the Committee may delegate specific tasks, responsibilities and authority to the Company’s Chief Executive Officer, the Company’s and/or its Subsidiaries’ employees or others as it deems appropriate in accordance with this Plan and applicable law and regulations; and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer or such employee(s) as it relates to those aspects of this Plan that have been so delegated; and

(ii)	except as the Committee may otherwise delegate to Company and Subsidiary employees, the Committee shall, based on recommendations by the Chief Executive Officer:

1.	select from the employees of the Company or a Subsidiary, those employees who shall be Participants;

2.	make Awards in the forms and amounts as the Committee shall determine;

3.	impose such limitations, restrictions and conditions upon such Awards as the Committee shall deem appropriate;

4.	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan;

5.	correct any defect or omission or reconcile any inconsistency in this Plan or in any Award granted hereunder; and

6.	make all other necessary determinations and take all other actions as the Committee deems necessary or advisable for the implementation and administration of this Plan.

(c)	Any rule or decision by the Committee (including its delegates) that is not inconsistent with the provisions of this Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.	Eligibility. The employees eligible to participate in this Plan for a given Plan Year shall be executives and other key employees of the Company or a Subsidiary as are designated by the Committee; provided, however that such Committee designation shall take into consideration recommendations made by the Chief Executive Officer. No person shall be automatically entitled to participate in this Plan. Subject to Section 9, an employee who becomes eligible after the beginning of a Plan Year may participate in this Plan for that Plan Year.

5.	Performance Goal Determination.

(a)	Subject to Section 9, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring performance and results. Such recommendation may include, but shall not be limited to: (i) the organizational level of performance measurement, e.g. corporate, business unit, division, product line, function, individual or another level, either singly or in combination; (ii) specific measures of performance for each organizational level; and (iii) specific Performance Goals for each organizational level.

(b)	If the Committee, after consulting with the Chief Executive Officer, determines that external changes or other unanticipated business conditions make it appropriate to modify or adjust Performance Goals, in its sole discretion, then adjustments may be made to the Performance Goals (either up or down).

The Committee (including its delegates), in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as conditions precedent to the payment of all or a portion of any Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified Performance Goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee (including its delegates), in its sole discretion, may retain the discretion to increase or reduce the amount of any Award to a Participant if it concludes that such increase or reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry or peer group; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee (and its delegates) deems relevant; provided, however, the Committee shall not use its discretionary authority to increase any Award above the Maximum Award and, for 162(m) Participants, above the amount that would be payable upon satisfaction of the Section 162(m) Performance Measurement(s).

Notwithstanding the foregoing, for Awards that are intended to be Performance-Based Compensation, the Section 162(m) Performance Measurement(s) shall be set forth in writing prior to the Determination Date and such Performance Measurement(s), as specified (including with related adjustments) prior to the Determination Date, shall not be subject to modification thereafter.

6.	Target Award Determination. Subject to Section 9, the Chief Executive Officer may recommend, subject to the approval of the Committee in its sole discretion, each Participant’s Target Award.

7.	Determination of Payout Formula(e). The Committee, in its sole discretion, shall establish a Payout Formula(e) for purposes of determining the Award (if any) payable to each Participant. The portion of the Payout Formula(e) that establishes the maximum amount that would be payable to each 162(m) Participant upon satisfaction of the Section 162(m) Performance Measurement(s) shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Section 162(m) Performance Measurement(s), and (c) provide an objective method for computing the amount of compensation payable to each 162(m) Participant based on the level of achievement of the Section 162(m) Performance Measurement(s), subject to the Committee’s discretion to reduce (but not increase) the amount payable to any 162(m) Participant through the application of an additional Payout Formula(e) or otherwise.

8.	Determination of Awards; Award Payment.

(a)	Determination and Certification. After the end of each Plan Year, and prior to March 15 of the immediately following calendar year, the Committee shall determine and certify in writing the extent to which the Section 162(m) Performance Measurement(s) and other Performance Goals applicable to each 162(m) Participant for the Plan Year were achieved or exceeded and the resulting amount of the Award (if any) payable to each 162(m) Participant pursuant to the Payout Formula(e), including any application of the Committee’s discretionary authority described herein. For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b)	Adjustment of Determination. Except as provided in Section 9, if Performance Goals are not achieved, the Chief Executive Officer may recommend, subject to approval of the Committee, payment of awards on a discretionary basis.

(c)	Right to Receive Payment. Participants must be actively employed by the Company or a Subsidiary on the last day of the Plan Year to receive an Award for that Plan Year; provided, however, that, subject to Section 9, a Participant who is not employed on the last day of the Plan Year as a result of the Participant’s death, disability, retirement, a reduction in force (in the case of disability, retirement and a reduction in force, as determined in the sole discretion of the Committee) directly affecting the Participant or the Participant’s transfer to a non-included Subsidiary during the Plan Year, shall nonetheless be eligible to receive the Award, which Award shall be determined solely with respect to amounts of Base Salary earned by the Participant during the period of the Plan Year in which he/she was a Participant. Each Award under this Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(d)	Form of Payments. Payments of Awards, to the extent earned under the terms of this Plan, shall be made by the Company to the Participants in the form of cash.

(e)	Timing of Payments. The Company shall pay any amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half months after the end of the applicable Plan Year.

(f)	Deferral of Awards. If applicable, a Participant may defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan maintained by the Company, if any, provided that: (i) the Participant makes such election by delivering to the Company written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A; (ii) such election is irrevocable; (iii) such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and (iv) the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A.

9.	Additional Restrictions with Respect to Performance-Based Compensation.

(a)	Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 shall only apply to 162(m) Participants and only to Section 162(m) Performance Measurement(s) that are intended to qualify a 162(m) Participant’s Award as Performance-Based Compensation. In the event of any inconsistencies between this Section 9 and any other provisions of this Plan, the provisions of this Section 9 shall control.

(b)	A 162(m) Participant who becomes eligible after the beginning of a Plan Year may participate in this Plan beginning with the succeeding Plan Year, unless such Participant becomes eligible and is approved by the Committee for participation during the first 90 days of the current Plan Year (or such longer or shorter period as may be permitted or required by the regulations promulgated under Section 162(m)).

(c)	The Committee shall determine the Section 162(m) Performance Measurement(s) and the portion of the Payout Formula(e) that establishes the maximum amount that would be payable to each 162(m) Participant upon satisfaction of the Section 162(m) Performance Measurement(s) for the Plan Year in writing no later than 90 days after the beginning of the Plan Year (or such longer or shorter period as may be permitted or required by the regulations promulgated under Section 162(m)).

(d)	Once established, Section 162(m) Performance Measurement(s) that are intended to qualify the Award as Performance-Based Compensation shall not be changed during the Plan Year, except as approved by the Committee in accordance with Section 2(o). 162(m) Participants shall not receive any payout pursuant to this Section 9 if the Section 162(m) Performance Measurement(s) intended to qualify the Award as Performance-Based Compensation established by the Committee under the Payout Formula(e) are not met.

(e)	The Committee may not increase the amount payable under the Payout Formula(e) (or portion thereof) that is established to qualify the Award as Performance-Based Compensation, but retains the discretionary authority to reduce such amount or Award through the application of an additional Payout Formula(e) or otherwise. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate, business unit and individual objectives, and other factors.

(f)	Notwithstanding anything to the contrary in this Section 9, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award.

10.	Amendment and Termination. The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time; provided, however, that no amendment, modification, suspension or termination shall be made which would materially impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event with respect to 162(m) Participants, may such amendment or modification cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. If necessary under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual payment of Awards to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

11.	Withholding. Payments pursuant to this Plan shall be subject to all applicable federal, state, local and other tax and withholding requirements.

12.	At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company or a Subsidiary and its employees. The employment relationship between the Company or a Subsidiary and its employees is terminable at will. This means that an employee or the Company or a Subsidiary may terminate the employment relationship at any time and for any reason or no reason.

13.	Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.	Governing Law. This Plan shall be governed by the laws of the State of Ohio, without giving effect to its conflict of law provisions.

16.	Compliance with Section 162(m). It is intended that this Plan comply with the provisions of Section 162(m) with respect to Performance-Based Compensation awarded hereunder. In this regard, this Plan shall be administered in a manner consistent with this intent with respect to the 162(m) Participants. Notwithstanding the foregoing, the Committee and the Company reserve the right to make Performance Goal, Target Award and Payment Formula(e) determinations under this Plan with respect to a 162(m) Participant that would result in such Participant receiving an Award that does not qualify as Performance-Based Compensation, notwithstanding the lack of deductibility with respect to such Award.

17.	Section 409A. The benefits provided under this Plan are intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) and shall be administered and construed accordingly. Notwithstanding any provision of this Plan to the contrary, (a) if any benefit provided under this Plan is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of this Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and (b) the Company shall be permitted at any time to make any amendment necessary or desirable to further the intent that this Plan be excepted from coverage under Section 409A or to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the Participant).

18.	Recapture Provisions. An Award (or any part thereof) may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board in accordance with the Company’s Executive Adjustment and Recapture Policy, as may be amended from time to time, any successor policy or otherwise, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under this Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amount paid under this Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation or Awards.

19.	Effective Date. The Sherwin-Williams Company 2007 Executive Performance Bonus Plan was originally effective January 1, 2007, and amended and restated on January 1, 2012. This amended and restated Plan shall become effective April 19, 2017, upon its approval by the Company’s shareholders at its Annual Meeting of Shareholders to be held on April 19, 2017 (or if the vote on this Plan is postponed, such other date on which a shareholders’ meeting to vote to approve this Plan occurs) and shall remain in effect until such time the Company may decide to terminate this Plan. If this Plan, as amended and restated, is not so approved, then this Plan, as in effect immediately prior to such Annual Meeting, shall remain in effect. Notwithstanding the foregoing, the provisions of this Plan with respect to Section 162(m) Performance Measurement(s) are intended to comply with Section 162(m), and shall only become effective upon approval by the Company’s shareholders, and shall remain effective until the first shareholders’ meeting in 2022, subject to any further shareholder approvals (or re-approvals) mandated for Performance-Based Compensation under Section 162(m), and further subject to the right of the Committee to terminate this Plan as provided in Section 10.

APPENDIX C

THE SHERWIN-WILLIAMS COMPANY

2006 Equity and Performance Incentive Plan

(Amended and Restated as of April 19, 2017)

1.	Purpose. The purpose of this 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) is to attract and retain officers and other employees of The Sherwin-Williams Company and its Subsidiaries, to help align the economic interests between such persons and the shareholders of the Company, and to provide to such persons incentives and rewards for performance.

2.	Definitions. As used in this Plan, and except as otherwise provided in an Evidence of Award:

(a)	“Appreciation Right” means a right granted pursuant to Section 5, and includes both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b)	“Assumed” has the meaning provided in Section 12.

(c)	“Base Pay” has the meaning provided in Section 12.

(d)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(e)	“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 10, such committee (or subcommittee). In addition, to the extent deemed necessary or appropriate by the Board, such committee shall be comprised of not less than two individuals who are (i) “non-employee directors” within the meaning of Section 16 of the Exchange Act, and (ii) “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder (“Section 162(m)”).

(f)	“Cause” has the meaning provided in Section 12.

(g)	“Change of Control” has the meaning provided in Section 12.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)	“Common Stock” means Common Stock, par value $1.00 per share, of the Company or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 11.

(j)	“Company” means The Sherwin-Williams Company, an Ohio corporation, and its successors.

(k)	“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) (or any successor provision).

(l)	“Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or Other Awards, or a grant or sale of Restricted Stock, Restricted Stock Units or Other Awards, will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(m)	“Director” means a member of the Board of Directors of the Company.

(n)	“Effective Date” means April 19, 2017.

(o)	“Employee Benefits” has the meaning provided in Section 12.

(p)	“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of

Option Rights, Appreciation Rights, Performance Shares, Performance Units or Other Awards granted, or a grant or sale of Restricted Stock, Restricted Stock Units or Other Awards. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Board, need not be signed by a representative of the Company or a Participant.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(r)	“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 that is not granted in tandem with an Option Right.

(s)	“Good Reason” has the meaning provided in Section 12.

(t)	“Incentive Pay” has the meaning provided in Section 12.

(u)	“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(v)	“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Awards or dividend equivalents pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Board may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed; return on capital; return on sales; sales; sales per dollar of assets; sales per employee; economic value added; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; cost reductions; debt reduction; debt leverage; total debt to capitalization; facilities open; gallon growth; interest coverage; inventory management; productivity improvement; profit after tax; reduction of fixed costs; working capital; enterprise value; asset management; environmental, health and/or safety goals; regulatory achievements; recruiting or maintaining personnel; customer growth; research and development achievements; strategic sustainability metrics; accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings, or similar business transactions; achievement of business or operational goals such as market share, business development and/or customer objectives; manufacturing achievements; joint venture or other similar arrangements; any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s 500 Stock Index; or any other objective goals established by the Board. Where more specific metrics are listed within the categories herein, they are intended to be illustrative and are not to be construed as limitations on the more generic metrics.

The Board may specify that the Management Objectives may include adjustments to include or exclude the effects of certain events, including any of the following events: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact the business; the effect of any statements issued by the Financial Accounting Standards Board or its committees; business combinations, reorganizations and/or restructuring programs, including, but not limited to reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. In addition, if the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related level or levels of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m), except as otherwise permitted under Section 18.

(w)	“Market Value Per Share” means, as of any particular date, the average of the highest and lowest reported sales prices of the Common Stock during normal trading hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other principal securities exchange on which the Common Stock is listed. If there is no regular public trading market for such Common Stock, the Market Value Per Share of the Common Stock shall be determined by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). Notwithstanding any other provision of this Section 2(w) or any other provision of this Plan, the “Market Value Per Share” will be such price per share of Common Stock, rounded to two decimal points (provided, however, that such rounding is in compliance with the fair market value pricing rules set forth in Section 409A), as shall be provided to the Company by the Company’s third-party equity plan administrator, as applicable.

(x)	“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(y)	“Option Price” means the purchase price payable upon exercise of an Option Right.

(z)	“Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4.

(aa)	“Other Award” means an award granted pursuant to Section 9.

(bb)	“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are substantially equivalent to those typically provided by an employee.

(cc)	“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(dd)	“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8.

(ee)	“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 that records a unit equivalent to $1.00 or such other value as determined by the Board.

(ff)	“Plan” means The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan, as may be amended or amended and restated from time to time.

(gg)	“Post-CIC Period” has the meaning provided in Section 12.

(hh)	“Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or Other Awards, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m).

(ii)	“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(jj)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7.

(kk)	“Restricted Stock Unit” means an award made pursuant to Section 7 of the right to receive shares of Common Stock or cash at the end of a specified period.

(ll)	“Spread” means the excess of the Market Value Per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(mm)	“Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(nn)	“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 that is granted in tandem with an Option Right.

(oo)	“10% Shareholder” means an employee of the Company or its Subsidiary who, as of the date on which an Incentive Stock Option is granted to such employee, owns more than ten percent (10%) of the total combined voting power of all classes of shares of Common Stock then issued by the Company or any of its Subsidiaries.

3.	Shares Subject to this Plan.

(a)	Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 11, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights; (B) as Restricted Stock and released from substantial risks of forfeiture thereof;

(C) in payment of Restricted Stock Units; (D) in payment of Performance Shares or Performance Units that have been earned; (E) as Other Awards or in payment of Other Awards, or (F) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 23,700,000 shares of Common Stock (representing 19,200,000 previously authorized shares, plus 4,500,000 newly authorized shares as of the Effective Date), plus any shares of Common Stock relating to awards that expire or are forfeited or are cancelled under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	Each share of Common Stock issued or transferred pursuant to an award of Option Rights or Appreciation Rights will reduce the aggregate plan limit described above in Section 3(a)(i) by one share of Common Stock. Each share of Common Stock issued or transferred (and in the case of Restricted Shares, released from all substantial risk of forfeiture) pursuant to an award other than Option Rights or Appreciation Rights shall reduce the aggregate plan limit described above in Section 3(a)(i) by (A) two (2) shares of Common Stock if issued or transferred pursuant to an award granted prior to April 19, 2017 and (B) three (3) shares of Common Stock if issued or transferred pursuant to an award granted on or after April 19, 2017; provided, however, that any award (or any portion) designated to be settled, or that is paid, in cash will not be counted against, or have any effect upon, the number of shares of Common Stock available for issuance under this Plan. Any shares of Common Stock that again become available for issuance pursuant to this Section 3 shall be added back to the aggregate plan limit in the same manner such shares were originally deducted from the aggregate plan limit pursuant to this Section 3(a)(ii).

(iii)	Shares of Common Stock covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under this Plan as of a given date shall not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled; provided, however, that shares of Common Stock: (A) tendered or otherwise used in payment of the Option Price of an Option Right or the Base Price of an Appreciation Right, as applicable; (B) not issued upon the settlement of Appreciation Rights; (C) tendered to or withheld by the Company to satisfy applicable tax withholding obligations; or (D) repurchased by the Company using proceeds from Option Right exercises, shall be considered issued or transferred, and shall not become available again for issuance, under this Plan. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock shall not count against the aggregate plan limit described above. Shares of Common Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or its Subsidiaries shall not reduce the shares of Common Stock available under this Plan, and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under this Plan and shall not reduce this Plan’s share reserve (unless otherwise required by any applicable stock exchange listing requirements).

(b)	Incentive Stock Option Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 11, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 23,700,000.

(c)	Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 11:

(i)	No Participant shall be granted Option Rights or Appreciation Rights, in the aggregate, in excess of 500,000 shares of Common Stock during any calendar year under this Plan.

(ii)	No Participant shall be granted Qualified Performance-Based Awards of (A) Restricted Stock, (B) Restricted Stock Units, (C) Performance Shares or (D) in the form of Other Awards payable in Common Stock, in the aggregate, in excess of 200,000 shares of Common Stock (measured based upon a maximum award level on each Date of Grant) during any calendar year under this Plan.

(iii)	No Participant shall be granted Qualified Performance-Based Awards of Performance Units having an aggregate value in excess of $7,500,000 (measured based upon a maximum award level determined on each Date of Grant) during any calendar year under this Plan.

(iv)	No Participant shall be granted Qualified Performance-Based Awards in the form of Other Awards payable in cash under Section 9(b) having an aggregate value in excess of $7,500,000 (measured based upon a maximum award level determined on each Date of Grant) during any calendar year under this Plan.

(d)	Exclusion from Certain Restrictions. Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of shares of Common Stock provided for in Section 3(a)(i) above may be used for awards granted under Sections 6 through 9 that do not comply with the three-year requirements set forth in Sections 6(c), 7(c) and 9(d) and the one-year requirements of Sections 4(e), 5(b), 6(e), 7(a), 8(b) and 9(d).

4.	Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Common Stock. Each such grant will be subject to all of the following provisions:

(a)	Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3.

(b)	Each grant will specify an Option Price per share, which may not be less than the Market Value Per Share on the Date of Grant (or less than 110% of the Market Value Per Share in the case of an Incentive Stock Option granted to a 10% Shareholder).

(c)	Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised; provided, however, that no Option Rights will be granted with automatic reload features.

(e)	Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become vested and exercisable. A grant of Option Rights may provide for the earlier vesting and exercise of such Option Rights in the event of death or disability of the Participant or a Change of Control and shall have an initial vesting schedule of no less than one year.

(f)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. The grant of such Option Rights will specify that, before the exercise of such rights, the Board must determine that the Management Objectives have been satisfied.

(g)

Option Rights may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. The terms of any Incentive Stock Option shall be subject in all respects to the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(h)	The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5.

(i)	No Option Right will be exercisable more than 10 years from the Date of Grant (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder).

(j)	Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Until the shares of Common Stock relating to Option Rights have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares of Common Stock relating to the Option Rights, notwithstanding the exercise of the Option Rights.

5.	Appreciation Rights.

(a)	The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)	Each grant of Appreciation Rights will be subject to all of the following provisions:

(i)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Any grant may specify that such Appreciation Right may be vested and exercised earlier in the event of death or disability of the Participant or a Change of Control and shall have an initial vesting schedule of no less than one year.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the vesting and exercise of such Appreciation Rights. The grant of such Appreciation Rights will specify that, before the exercise of such Appreciation Rights, the Board must determine that the Management Objectives have been satisfied.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option

Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve. Until the shares of Common Stock relating to Appreciation Rights have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares of Common Stock relating to the Appreciation Rights, notwithstanding the exercise of the Appreciation Rights.

(c)	Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d)	Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; provided, however, that no Free-Standing Appreciation Rights will be granted with automatic reload features; and

(iii)	No Free-Standing Appreciation Right may be exercised more than 10 years from the Date of Grant.

6.	Restricted Stock. The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be subject to all of the following provisions:

(a)	Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c)	If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis (but not earlier than the first anniversary of the Date of Grant) during the three-year period as determined by the Board at the Date of Grant.

(d)	Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)

Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted

Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Restricted Stock will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock, the Board must determine that the Management Objectives have been satisfied.

(f)	Notwithstanding anything to the contrary contained in this Plan, subject to any applicable limitations contained in Section 18, any grant or sale of Restricted Stock may provide for the earlier lapse of the substantial risk of forfeiture for such Restricted Stock in the event of the death or disability of the Participant or a Change of Control.

(g)	Any such grant or sale of Restricted Stock requires that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which will be subject to the same restrictions as the underlying award; provided, further, that dividends or other distributions on Restricted Stock subject to restrictions that lapse as a result of the achievement of Management Objectives shall not be paid unless and until achievement of the applicable Management Objectives.

(h)	Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

(i)	If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a share of Restricted Stock, such Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service in accordance with the regulations under Section 83(b) of the Code. The Board may provide in an Evidence of Award that the Restricted Stock award is conditioned upon the Participant’s making or refraining from making an election with respect to such award under Section 83(b).

7.	Restricted Stock Units. The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale will be subject to all of the following provisions:

(a)	Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash to the Participant in the future, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate upon the achievement of Management Objectives, such Restriction Period may not terminate sooner than one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of such Restricted Stock Units will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock Units, the Board must determine that the Management Objectives have been satisfied.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c)	If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period shall expire not sooner than ratably on an annual basis (but not earlier than the first anniversary of the Date of Grant) during the three-year period as determined by the Board at the Date of Grant.

(d)	Notwithstanding anything to the contrary contained in this Plan, and subject to any applicable limitations contained in Section 18, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period in the event of the death or disability of the Participant or a Change of Control.

(e)	During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units, either in cash or in additional shares of Common Stock, which dividend equivalents will not be paid unless and until the applicable Restriction Period has lapsed or the Management Objectives have been achieved.

(f)	Each grant or sale will specify the time and manner of payment of Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(g)	Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8.	Performance Shares and Performance Units. The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will be subject to all of the following provisions:

(a)	Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m).

(b)	The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Board at the time of grant which may, subject to any applicable limitations contained in Section 18, be subject to earlier lapse or other modification in the event of the death or disability of the Participant or a Change of Control.

(c)	Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the level(s), but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must determine that the Management Objectives have been satisfied.

(d)	Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e)	Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f)	The Board may at the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof, either in cash or in additional shares of Common Stock, on a deferred basis contingent upon the achievement of the applicable Management Objectives.

(g)	Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

9.	Other Awards.

(a)	The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board shall determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Board shall determine.

(b)	Cash awards may also be granted pursuant to this Section 9.

(c)	The Board may grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board.

(d)	If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Board at the Date of Grant. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year. Notwithstanding anything to the contrary contained in this Plan, subject to any applicable limitations contained in Section 18, any grant of Other Awards may provide for the earlier lapse of the substantial risk of forfeiture in the event of the death or disability of the Participant or a Change of Control.

(e)	The Board may at the Date of Grant of Other Awards provide for the payment of dividends or dividend equivalents, as applicable, to the holder thereof, either in cash or in additional shares of Common Stock, that will be paid contingent on the lapse of the substantial risk of forfeiture or other restrictions and/or achievement of the applicable Management Objectives.

10.	Administration.

(a)	This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation and Management Development Committee or any other committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee. Notwithstanding the foregoing, or anything contained in this Plan to the contrary, as further described in Section 18, Qualified Performance-Based Awards shall be granted and administered, to the extent necessary, by a committee that consists solely of two or more “outside directors” within the meaning of Section 162(m).

(b)	The interpretation and construction by the Board (or the delegatees) of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards and any determination by the Board (or the delegatees) pursuant to any provision of this Plan or of any such agreement, notification or document will be final, binding and conclusive upon all persons. The Board may adopt, amend and rescind such rules and regulations as it deems necessary, desirable or appropriate in administering this Plan, and the Board may act at a meeting, in a written action without a meeting or by having actions otherwise taken pursuant to a delegation of duties by the Board.

(c)	The Board, a committee and/or subcommittee, as applicable, may, from time to time, delegate to one or more officers of the Company the authority of the Board or such committee or subcommittee to grant and determine the terms and conditions of awards granted under this Plan to the extent in compliance with applicable law and regulations.

11.

Adjustments.    The Board shall make or provide for such adjustments in the numbers and/or type of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and, if applicable, in (a) the number and/or type of shares of Common Stock (or other securities or property) covered by outstanding Other Awards granted hereunder or which may be made the subject of awards under Section 3, or (b) the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, or, if the Board deems it appropriate, making provision for a cash payment to the holder of an outstanding award, in each case, as the Board, in its sole discretion, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or change of control, the Company shall not be required to make any payment to the person holding such Option Right or Appreciation Right upon surrender of such Option Right or Appreciation Right, and may cancel such

Option Right or Appreciation Right for no consideration. Such surrender shall take place as of the date of the transaction or event or change of control or such other date as the Board may specify. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 as the Board in its sole discretion shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

12.	Change of Control. Notwithstanding anything to the contrary in this Plan, the following provisions shall apply in connection with a Change of Control (as defined in Section 12(c)):

(a)	Awards Assumed by Successor

(i)	Upon the occurrence of a Change of Control, any awards made under this Plan that are Assumed (as defined in Section 12(a)(v)) by the entity effecting the Change of Control shall continue to vest and become exercisable in accordance with the terms of the original grant unless, during the three-year period commencing on the date of the Change of Control (“Post-CIC Period”):

(A)	the Participant is involuntarily terminated for reasons other than for Cause (as defined in Section 12(a)(iii)); or

(B)	the Participant terminates his or her employment for Good Reason (as defined in Section 12(a)(iv)).

(ii)	If a Participant’s employment is terminated as described in Section 12(a)(i), any outstanding Option Rights and Appreciation Rights shall become fully vested and exercisable, any restrictions that apply to awards made pursuant to this Plan shall lapse, and awards made pursuant to this Plan that are subject to Management Objectives shall immediately be earned or vest and shall become immediately payable in accordance with their terms as if 100% of the Management Objectives have been achieved, on the date of termination; provided, that any Participant who terminates his or her employment for Good Reason must:

(A)	provide the Company with a written notice of his or her intent to terminate employment for Good Reason within 60 days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(B)	allow the Company 30 days to remedy such circumstances to the extent curable.

(iii)	Solely for purposes of this Section 12(a), “Cause” shall mean that the Participant shall have:

(A)	been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with Participant’s duties or in the course of Participant’s employment with the Company or any subsidiary;

(B)	committed intentional wrongful damage to property of the Company or any Subsidiary; or

(C)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Plan, no act or failure to act on the part of Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company.

(iv)	Solely for purposes of this Section 12(a), “Good Reason” shall mean the occurrence, during the Post-CIC Period, of any of the following events without the Participant’s written consent:

(A)	failure to elect or re-elect or otherwise to maintain Participant in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which Participant held immediately prior to a Change of Control, or the removal of Participant as a Director of the Company and/or a Subsidiary (or any successor thereto) if Participant shall have been a Director of the Company and/or a Subsidiary immediately prior to the Change of Control;

(B)	failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from Participant: (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which Participant held immediately prior to the Change of Control, (2) a reduction in Participant’s Base Pay received from the Company and any Subsidiary, (3) a reduction in Participant’s Incentive Pay opportunity as compared with the Incentive Pay opportunity most recently paid prior to the Change of Control, or (4) the termination or denial of Participant’s rights to Employee Benefits or a reduction in the scope or value thereof;

(C)	the liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company hereunder; or

(D)	the Company requires Participant to have Participant’s principal location of work changed to any location that is in excess of 30 miles from the location thereof immediately prior to the Change of Control, or requires Participant to travel away from Participant’s office in the course of discharging Participant’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Participant in any of the three full years immediately prior to the Change of Control.

(E)	Definitions. As used in this Section 12(a),

(1)	“Base Pay” means Participant’s annual base salary rate as in effect from time to time.

(2)	“Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(3)	“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change of Control.

(v)	For purposes of this Section 12(a), an award shall be considered assumed (“Assumed”) if each of the following conditions are met:

(A)	Option Rights, Appreciation Rights and Other Awards (to the extent such Other Awards are payable in cash and not subject to Management Objectives) are converted into replacement awards in a manner that complies with Section 409A;

(B)	Restricted Stock Unit and Restricted Stock awards that are not subject to Management Objectives are converted into replacement awards covering a number of shares of the entity effecting the Change of Control (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of Common Stock covered by the awards; provided, that to the extent that any portion of the consideration received by holders of shares of Common Stock in the Change of Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change of Control;

(C)	Performance Shares, Performance Units and all other awards subject to Management Objectives are converted into replacement awards that preserve the value of such awards at the time of the Change of Control;

(D)	the replacement awards contain provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the underlying awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, the terms of the underlying awards; and

(E)	the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.

(b)	Awards Not Assumed by Successor

(i)	Upon the occurrence of a Change of Control, any awards made under this Plan that are not Assumed by the entity effecting the Change of Control shall become fully vested and exercisable on the date of the Change of Control or shall immediately vest and become immediately payable in accordance with their terms as if 100% of the applicable Management Objectives have been achieved, and any restrictions that apply to such awards shall lapse.

(ii)	For each Option Right and Appreciation Right, the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Common Stock in the Change of Control transaction and the exercise price of the applicable Option Right or Appreciation Right, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Common Stock. Any Option Rights or Appreciation Rights with an exercise price that is higher than the per share consideration received by holders of Common Stock in connection with the Change of Control shall be cancelled for no additional consideration.

(iii)	The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change of Control transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of Common Stock equal to the number of Restricted Stock Units, Other Awards, and/or shares of Restricted Stock covered by the award and the number of shares of Common Stock payable under Section 12(b)(i) for awards subject to Management Objectives.

(iv)	The payments contemplated by Sections 12(b)(ii) and 12(b)(iii) shall be made at the same time as consideration is paid to the holders of the Common Stock in connection with the Change of Control.

(v)	Notwithstanding anything to the contrary in this Plan, if the Change of Control does not constitute a 409A Change in Control (as defined in Section 17(d)) and the payment or benefit constitutes a deferral of compensation under Section 409A, then to the extent necessary to comply with Section 409A payment or delivery shall be made on the date of payment or delivery originally provided for such payment or benefit.

(c)	“Change of Control” shall mean, except as otherwise provided in an Evidence of Award, the occurrence of any of the following events:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(A)	for purposes of this Section 12(c)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock by the Company or any Subsidiary, (3) any acquisition of Voting Stock by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(c)(iii) below;

(B)

if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock as a result of a transaction described in clause (1) of Section 12(c)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change of Control;

(C)	a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then-outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then-outstanding shares of voting stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)	the consummation of the liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(c)(iii).

(v)

For purposes of this Section 12(c), the terms (A) “Incumbent Directors” shall mean, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new Director (other than a Director initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies by or on behalf of such Director, including any Director nominated or elected to the Board pursuant to any proxy access procedures included in the Company’s organizational documents) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved and (B) “Voting Stock” shall mean the voting securities of the Company which have the right to vote on the election of members of the Board.

13.	Recapture Provisions. Any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board in accordance with the Company’s Executive Adjustment and Recapture Policy, as may be amended from time to time, any successor policy or otherwise, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and recovery of amounts relating thereto. By accepting awards under this Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under this Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation awards.

14.	Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws and to allow for tax-preferred treatment of awards. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) and modify exercise procedures, and other terms and procedures, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements, sub-plans or modifications, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15.	Transferability.

(a)	No award granted under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any award granted under this Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)	The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or

Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6, will be subject to further restrictions on transfer.

16.	Withholding Taxes. To the extent that the Company is required to withhold (including required to account to any tax authorities for) federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes and other amounts required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax and other amounts, the Company shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, unless otherwise provided by the Board, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax and other laws and regulations, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the real-time fair market value per share of such Common Stock at the time of exercise or vesting or when the benefit is to be included in Participant’s income. In no event shall the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount of taxes or other amounts required to be withheld (except as otherwise approved by the Board, in its discretion). Participants shall also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights, Appreciation Rights or any other award.

17.	Compliance with Section 409A.

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Participants. This Plan and any grants made hereunder shall be construed and administered in a manner such that the grant either (i) qualifies for an exemption from the requirements of Section 409A or (ii) satisfies the requirements of Section 409A. If a grant under this Plan is subject to Section 409A, then (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) unless the grant agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except as permitted in accordance with Section 409A. Any reference in this Plan to Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants of deferred compensation hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants of deferred compensation hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) the Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company determines that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) and the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the month after such six-month period.

(d)	For purposes of this Plan and its underlying agreements, a “409A Change in Control” means the date on which any one of the following occurs: (i) any one person, or more than one person acting as a group (as determined under Section 409A and the regulations promulgated thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or (iii) any one person, or more than one person acting as a group (as determined under Section 409A and the regulations promulgated thereunder), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (iv) any one person, or more than one person acting as a group (as determined under Section 409A and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(e)	Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes, interest and/or penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes, interest and/or penalties.

18.	Additional Restrictions with Respect to Qualified Performance-Based Awards. Notwithstanding anything contained in this Plan to the contrary:

(a)	Qualified Performance-Based Awards shall be granted by a committee, which may be the Compensation and Management Development Committee or any other committee of the Board (or a subcommittee thereof), provided that such committee consists solely of two or more “outside directors” within the meaning of Section 162(m).

(b)	To the extent that a Qualified Performance-Based Award shall be based on achievement of Management Objectives, the committee shall establish and approve in writing (i) the applicable Participants and performance period, (ii) the Management Objectives, (iii) the maximum amounts that may be paid if the Management Objectives are met, and (iv) any other conditions that the committee deems appropriate and consistent with this Plan and the requirements of Section 162(m) for “qualified performance-based compensation.” The establishment and approval of such items shall be made within the earlier of (i) 90 days after the commencement of the relevant performance cycle and (ii) the first 25% of such performance cycle (or such other date as may be required or permitted under applicable regulations under Section 162(m)), and while the attainment of the Management Objectives remains substantially uncertain.

(c)	Other than in connection with the Participant’s death or disability, or a Change of Control, the terms of a Qualified Performance-Based Award may not be amended where such action would result in the loss of the otherwise available exemption of the award under Section 162(m).

(d)	In no event shall a Participant’s Qualified Performance-Based Awards exceed the Individual Participant Limits described in Section 3(c).

(e)	Qualified Performance-Based Awards are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) and the terms relating to such awards are to be interpreted and operated accordingly.

(f)	The Committee will certify the results and amounts to be paid, if any, for the applicable performance period under a Qualified Performance-Based Award to all affected Participants after it determines whether and to what extent the Management Objectives have been satisfied.

19.	Effective Date. The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan first became effective on April 20, 2006, the date immediately following the date it was approved by shareholders, and was subsequently amended and restated effective April 21, 2010 and February 17, 2015. The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) shall be effective upon its approval by the Company’s shareholders at its Annual Meeting of Shareholders to be held on April 19, 2017 (or, if the vote on this Plan is postponed, such other date on which a shareholders’ meeting to vote to approve this Plan occurs). If this Plan, as amended and restated, is not so approved, then the Plan, as in effect immediately prior to such Annual Meeting, shall remain in effect.

20.	Amendments.

(a)	The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)

Except in connection with a corporate transaction or event described in Sections 11 or 12, the Board may not, without obtaining shareholder approval, (i) amend the terms of outstanding Option Rights or Appreciation Rights to reduce the Option Price or Base Price, as applicable, of such outstanding Option Rights or Appreciation Rights; (ii) cancel outstanding Option Rights or Appreciation Rights in exchange for Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price or Base Price, as applicable, of the original Option Rights or Appreciation Rights; or (iii) cancel outstanding Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, above the current Common Stock price in exchange for cash or other securities. This Section 20(b) is intended to prohibit the repricing of “underwater” Option Rights and/or Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 or Section 12. Notwithstanding any provision of this Plan to the contrary, this Section 20(b) may not be amended without shareholder approval.

(c)	If permitted by Section 409A, but subject to the paragraph that follows, in case of termination of employment by reason of death or disability of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any Other Awards that have not been fully earned or that are subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such Other Awards shall be deemed to have been fully earned or vested or that such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except as otherwise provided in Section 12.

Subject to Section 20(b), the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m). In such case, the Board will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11, no such amendment shall materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

21.	Termination. No grant will be made under this Plan more than 10 years after the date on which this amended and restated Plan is approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

22.	Governing Law. This Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to the conflict of law provisions thereof.

23.	Miscellaneous Provisions.

(a)	The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)	Neither this Plan nor a grant of an award under this Plan will confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)	To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)	No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)	No Participant shall have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(f)	The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(g)	Participants shall provide the Company with a written election form setting forth the name and contact information of the person who will have beneficial ownership rights upon the death of the Participant.

(h)	If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” each nominee under Proposal 1, “FOR” Proposals 2, 4, 5 and 6, and “EVERY YEAR” on Proposal 3.

1. Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01	A.F. Anton	☐	☐	☐	07	C.A. Poon	☐	☐	☐
02	D.F. Hodnik	☐	☐	☐	08	J.M. Stropki	☐	☐	☐
03	T.G. Kadien	☐	☐	☐	09	M.H. Thaman	☐	☐	☐

ò Please fold here – Do not separate ò
04	R.J. Kramer	☐	☐	☐	10	M. Thornton III	☐	☐	☐
05	S.J. Kropf	☐	☐	☐	11	S.H. Wunning	☐	☐	☐
06	J.G. Morikis	☐	☐	☐

2. Advisory approval of the compensation of the named executives.			☐	For	☐	Against	☐	Abstain

3. Advisory approval of the frequency of the advisory vote on the compensation of the named executives.	☐	Every Year	☐	Every 2 Years	☐	Every 3 Years	☐	Abstain

4. Approval of the 2007 Executive Annual Performance Bonus Plan (Amended and Restated as of April 19, 2017).			☐	For	☐	Against	☐	Abstain

5. Approval of the 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017).			☐	For	☐	Against	☐	Abstain

6. Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017.			☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH NOMINEE UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 4, 5 AND 6, AND “EVERY YEAR” ON PROPOSAL 3.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

2017 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 19, 2017, 9:00 A.M. (EDT)

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio 44115

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 19, 2017. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 19, 2017

The undersigned hereby appoints John G. Morikis, Allen J. Mistysyn and Catherine M. Kilbane, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held on April 19, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 14, 2017, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/shw	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (EDT) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
April 18, 2017.	(EDT) on April 18, 2017.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.